Exhibit 99.1

ITEM 6.                    Selected Financial Data

Set forth below is our selected financial data as of and for each of the years in the five year period ended December 31, 2006.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share data)
Income statement data:
Total revenue	$574,424	$390,151	$336,565	$291,964	$248,209
Income from continuing operations	60,912	70,895	74,005	52,203	48,372
Net income applicable to common shares	396,417	151,927	147,910	121,849	112,480
Income from continuing operations applicable to common shares:
Basic earnings per common share	0.41	0.53	0.56	0.42	0.42
Diluted earnings per common share	0.41	0.52	0.55	0.41	0.41
Net income applicable to common shares:
Basic earnings per common share	2.67	1.13	1.12	0.98	0.98
Diluted earnings per common share	2.66	1.12	1.11	0.97	0.96
Balance sheet data:
Total assets	10,012,749	3,597,265	3,104,526	3,035,957	2,748,417
Debt obligations(1)	6,202,015	1,956,946	1,487,291	1,407,284	1,333,848
Stockholders’ equity	3,294,036	1,399,766	1,419,442	1,440,617	1,280,889
Other data:
Dividends paid	266,814	248,389	243,250	223,231	213,349
Dividends paid per common share	1.70	1.68	1.67	1.66	1.63

(1)             Includes bank lines of credit, senior unsecured notes, mortgage debt, and other debt.

ITEM 7.                    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cautionary Language Regarding Forward-Looking Statements

Statements in this Annual Report that are not historical factual statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The statements include, among other things, statements regarding the intent, belief or expectations of HCP, Inc. and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. Readers are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors. In addition to the factors set forth under “Part I, Item–A—Risk Factors” in this Annual Report, readers should consider the following:

(a)                                  Legislative, regulatory, or other changes in the healthcare industry at the local, state or federal level which increase the costs of, or otherwise affect the operations of, our tenants and borrowers;

(b)                                 Changes in the reimbursement available to our tenants and borrowers by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third-party insurance coverage;

(c)                                  Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

(d)                                 Availability of suitable healthcare facilities to acquire at favorable prices and the competition for such acquisition and financing of healthcare facilities;

(e)                                  The ability of our tenants and borrowers to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

(f)                                    The financial weakness of some operators, including potential bankruptcies, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators’ leases;

(g)                                 Changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital;

(h)                                 The risk that we will not be able to sell or lease facilities that are currently vacant;

(i)                                     The potential costs of SB 1953 compliance with respect to our hospital in Tarzana, California;

(j)                                     The financial, legal and regulatory difficulties of significant operators of our properties, including Tenet, HealthSouth and Sunrise;

(k)                                  The potential impact of existing and future litigation matters; and

(l)                                     Our ability to achieve expected synergies, operating efficiencies and other benefits within expected time-frames or at all, or within expected cost projections, to execute our delevering strategy and to preserve the goodwill of the acquired businesses.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Executive Summary

We are a real estate investment trust (“REIT”) that invests in healthcare-related properties primarily located throughout the United States. We develop, acquire and manage healthcare real estate and provide mortgage financing to healthcare providers. We invest directly, often structuring sale-leaseback transactions, and through joint ventures. At December 31, 2006, our real estate portfolio, excluding assets held for sale but including assets held through joint ventures and mortgage loans, consisted of interests in 731 facilities.

Our business strategy is based on three principles: (i) opportunistic investing, (ii) portfolio diversification and (iii) conservative financing. We actively redeploy capital from investments with lower return potential into assets with higher return potential, and recycle capital from shorter-term to longer-term investments. We make investments where the expected risk-adjusted return exceeds our cost of capital and strive to leverage our operator and other business relationships.

Our strategy contemplates acquiring and developing properties on favorable terms. We attempt to structure transactions that are tax-advantaged and mitigate risks in our underwriting process. Generally, we prefer larger, more complex private transactions that leverage our management team’s experience and our infrastructure. In addition, we follow a disciplined approach to enhancing the value of our existing portfolio, including the ongoing evaluation of properties that no longer fit our strategy for potential disposition.

We primarily generate revenue by leasing healthcare-related properties under long-term leases. Most of our rents and other earned income from leases are received under triple-net leases; however, MOB rents are typically structured as gross or modified gross leases. Accordingly, for MOBs we incur certain property operating expenses, such as real estate taxes, repairs and maintenance, property management fees, utilities and insurance. Our growth depends, in part, on our ability to (i) increase rental income and other earned income from leases by increasing occupancy levels and rental rates, (ii) maximize tenant recoveries given underlying lease structures, and (iii) control operating and other expenses. Our operations are impacted by property specific, market specific, general economic and other conditions.

Access to external capital on favorable terms is critical to the success of our strategy. We attempt to match the long-term duration of our leases with long-term fixed-rate financing. At December 31, 2006, 27% of our consolidated debt is at variable interest rates, which includes a $0.5 billion term loan that was used to pay the cash consideration of our merger with CRP. We repaid the remaining balance of the term loan with proceeds from our January 2007 capital market transactions, which further reduced our variable interest rate exposure. We intend to maintain an investment grade rating on our fixed income securities and manage various capital ratios and amounts within appropriate parameters. As of December 31, 2006, our senior debt is rated BBB by Standard & Poor’s Ratings Group, BBB by Fitch Ratings and Baa3 by Moody’s Investors Service.

Capital market access impacts our cost of capital and our ability to refinance existing indebtedness as it matures, as well as to fund future acquisitions and development through the issuance of additional securities. Our ability to access capital on favorable terms is dependent on various factors, including general market conditions, interest rates, credit ratings on our securities, perception of our potential future earnings and cash distributions, and the market price of our capital stock.

Transaction Overview

Mergers with CNL Retirement Properties, Inc. and CNL Retirement Corp.

On October 5, 2006, we closed our merger with CNL Retirement Properties, Inc. (“CRP”) for aggregate consideration of approximately $5.3 billion. In the CRP merger, we paid an aggregate of $2.9 billion of cash, issued 22.8 million shares of our common stock, and we either assumed or refinanced approximately $1.7 billion of CRP’s outstanding debt. We initially financed the cash consideration paid to CRP stockholders and the expenses related to the transaction through an offering of senior notes, a draw down under new term and bridge loan facilities and a new three-year revolving credit facility. Our results of operations for 2006 include the results of the combined company beginning on October 5, 2006. For more information about the CRP merger, see Note 5 to our Consolidated Financial Statements.

Simultaneous with the closing of the merger with CRP, we also merged with CNL Retirement Corp. (“CRC”) for aggregate consideration of approximately $120 million, which included the issuance of 4.4 million shares of our common stock.

Investment Transactions

During 2006, including the CRP merger discussed above, we acquired interests in properties aggregating $5.9 billion with an average yield of 6.9%. Our 2006 investments were made in the following healthcare sectors: (i) 77% senior housing facilities; (ii) 19% MOBs; (iii) 3% hospitals; and (iv) 1% other healthcare facilities. Our 2006 real estate investments included the following:

•                  During the three months ended March 31, 2006, we acquired 13 medical office buildings for $138 million, including non-managing member LLC units (“DownREIT units”) valued at $6 million, in related transactions. The 13 buildings, with 730,000 rentable square feet, have an initial yield of 7.3%.

•                  On May 31, 2006, we acquired nine assisted living and independent living facilities for $99 million, including assumed debt valued at $61 million, through a sale-leaseback transaction. These facilities have an initial lease term of ten years, with two ten-year renewal options. The initial annual lease rate is approximately 8.0% with annual CPI-based escalators.

•                  On November 30, 2006, we acquired four assisted living and independent living facilities for $51 million, through a sale-leaseback transaction. These facilities have an initial lease term of ten years, with two ten-year renewal options. The initial annual lease rate is approximately 8.0% with annual escalators based on the Consumer Price Index (“CPI”).

During 2006, we sold 83 properties for $512 million and recognized gains of approximately $275 million. These sales included 69 SNFs sold on December 1, 2006, for $392 million with gains of approximately $226 million. On or before December 1, 2006, tenants for nine SNFs exercised rights of first refusal to acquire such facilities. The sales of the nine SNFs for $52 million are expected to be completed by June 30, 2007.

On November 17, 2006, we purchased $300 million senior secured notes issued by a HCA Inc. These notes accrue interest at 9.625%, mature on November 15, 2016, and are secured by second-priority liens on the HCA’s and its subsidiary guarantors’ assets.

On January 31, 2007, we acquired three long-term acute care hospitals and received proceeds of $36 million in exchange for 11 skilled nursing facilities valued at approximately $77 million. The three acquired properties have an initial lease term of ten years with two ten-year renewal options, and initial contractual yield of 12% with escalators based on the lessee’s revenue growth. The acquired properties are included in a new master lease that contains 14 properties leased to the same operator.

On February 9, 2007, we acquired the Medical City Dallas campus, which includes two hospital towers, six medical office buildings, and three parking garages, for approximately $347 million, including non-managing member LLC units (“DownREIT units’’) valued at $174 million. The initial yield on this campus is approximately 7.3%.

Joint Venture Transactions

On October 27, 2006, we formed an MOB joint venture with an institutional capital partner. The joint venture includes 13 properties valued at $140 million and encumbered by $92 million of mortgage debt. Upon formation, we received approximately $36 million in proceeds, including a one-time acquisition fee of $0.7 million. We retained an effective 26% interest in the venture, will act as the managing member, and will receive ongoing asset management fees.

On November 30, 2006, we acquired the interest held by an affiliate of General Electric Company (“GE”) in HCP Medical Office Portfolio, LLC (“HCP MOP”), for $141 million. We are now the sole owner of the venture and its 59 MOBs, which have approximately four million rentable square feet. At closing, $251 million of mortgage debt encumbered these MOBs.

On January 5, 2007, we formed a senior housing joint venture with an institutional capital partner. The joint venture includes 25 properties valued at $1.1 billion and encumbered by a $686 million secured debt facility. Upon formation, we received approximately $280 million in proceeds, including a one-time acquisition fee of $5.4 million. Including the $446 million recently received from the secured debt facility with Fannie Mae discussed below, we received $726 million in total proceeds. We retained a 35% interest in the venture, will act as the managing member, and will receive ongoing asset management fees.

Capital Market Transactions

During 2006, in addition to the mortgage debt issued under the Fannie Mae facility discussed below, we obtained $165 million of ten-year mortgage financing with a weighted average effective yield of 6.36% in five separate transactions. We received net proceeds of $162 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

On February 27, 2006, we issued $150 million of 5.625% senior unsecured notes due in 2013. The notes were priced at 99.071% of the principal amount for an effective yield of 5.788%. We received net proceeds of $149 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

On September 19, 2006, we issued $1 billion of senior unsecured notes, which consisted of $300 million of floating rate notes due in 2008, $300 million of 5.95% notes due in 2011, and $400 million of 6.30% notes due in 2016. We received net proceeds of $994 million, which together with cash on hand and borrowings under the new credit facilities were used to repay our then existing credit facility and to finance the CRP merger.

On October 5, 2006, in connection with the CRP merger, we entered into credit agreements with a syndicate of banks providing for aggregate borrowings of $3.4 billion. The credit facilities included a $0.7 billion bridge loan, a $1.7 billion two-year term loan, and a $1.0 billion three-year revolving credit facility. As of December 31, 2006, we had repaid the bridge loan and borrowings under the term loan were reduced to $0.5 billion. In addition, through our capital market transactions in January 2007, we fully repaid the balance outstanding under the term loan.

On November 10, 2006, we issued 33.5 million shares of common stock. We received net proceeds of approximately $960 million, which were used to repay our bridge loan facility and borrowings under our term loan and revolving credit facilities.

On December 4, 2006, we issued $400 million of 5.65% senior unsecured notes due in 2013. The notes were priced at 99.768% of the principal amount for an effective yield of 5.69%. We received net proceeds of $396 million, which were used to repay borrowings under our term loan facility.

On December 21, 2006, in anticipation of our senior housing joint venture that closed on January 5, 2007, we expanded an existing secured debt facility with Fannie Mae to $686 million, receiving $446 million in proceeds. The Fannie Mae facility bears interest at a weighted average rate of 5.66%. The funds from the expanded debt facility were used to repay borrowings under our term loan facility.

On January 19, 2007, we issued 6.8 million shares of common stock. We received net proceeds of approximately $261 million, which were used to repay borrowings under our term loan facility.

On January 22, 2007, we issued $500 million of 6.00% senior unsecured notes due in 2017. The notes were priced at 99.323% of the principal amount for an effective yield of 6.09%. We received net proceeds of $493 million, which were used to repay borrowings under our term loan and revolving credit facilities.

Other Events

During the year ended December 31, 2006, we issued approximately 797,000 shares of our common stock under our Dividend Reinvestment and Stock Purchase Plan at an average price per share of $28.68 for proceeds of $22.9 million.

Quarterly dividends paid during 2006 aggregated $1.70 per share. On January 29, 2007, we announced that our Board of Directors declared a quarterly common stock cash dividend of $0.445 per share. The common stock dividend will be paid on February 21, 2007, to stockholders of record as of the close of business on February 5, 2007. The annualized rate of distribution for 2007 is $1.78, compared with $1.70 for 2006, which represents a 4.7% increase. Our Board of Directors has determined to continue its policy of considering dividend increases on an annual rather than quarterly basis.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base estimates on our experience and on various other assumptions believed to be reasonable under the circumstances. These estimates affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our financial statements. From time to time, we re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

Principles of Consolidation

Our consolidated financial statements include the accounts of HCP, its wholly owned subsidiaries and its controlled, through voting rights or other means, joint ventures. All material intercompany transactions and balances have been eliminated in consolidation.

We have adopted Interpretation No. 46R, Consolidation of Variable Interest Entities, as revised (“FIN 46R”), effective January 1, 2004 for variable interest entities created before February 1, 2003 and effective in fiscal year 2003 for variable interest entities created after January 31, 2003. FIN 46R provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and the determination of which business enterprise is the primary beneficiary of the VIE. A variable interest entity is broadly defined as an entity where either (i) the equity investors as a group, if any, do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. We consolidate investments in VIEs when it is determined that we are the primary beneficiary of the VIE at either the creation of the variable interest entity or upon the occurrence of a reconsideration event. The adoption of FIN 46R resulted in the consolidation of five joint ventures with aggregate assets of $18.5 million, effective January 1, 2004, that were previously accounted for under the equity method. The consolidation of these joint ventures did not have a significant effect on our consolidated financial statements or results of operations.

We lease 76 properties to a total of 9 tenants that have been identified as VIEs. We acquired these leases (variable interests) on October 5, 2006 in our acquisition of CRP. CRP determined they were not the primary beneficiary of the VIEs, and we are generally required to carry forward CRP’s accounting conclusions after the acqusition relative to their primary beneficiary assessment. We may need to reassess whether we are the primary beneficiary in the future upon the occurrence of a reconsideration event, as defined by FIN 46R. If we determine that we are the primary beneficiary in the future and consolidate the tenant, our financial statements would reflect the tenant’s facility level revenues and expenses rather than lease revenue. Our maximum exposure to losses resulting from our involvement in these VIEs is limited to the future minimum lease payments to be received from these leases, which totaled $1.6 billion as of December 31, 2006. If we are required to consolidate any VIE in the future, we will depend on the VIE to provide us timely financial information, and we will rely on the internal controls of the VIE. If the VIE does not provide us with timely financial information, or has deficiencies in its financial reporting internal controls, this may adversely impact our financial reporting and our internal controls over financial reporting.

We adopted Emerging Issues Task Force Issue (“EITF”) 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights (“EITF 04-5”), effective June 2005. The issue concludes as to what rights held by the limited partner(s) preclude consolidation in circumstances in which the sole general partner would otherwise consolidate the limited partnership in accordance with GAAP. The assessment of limited partners’ rights and their impact on the presumption of control of the limited partnership by the sole general partner should be made when an investor becomes the sole general partner and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners, (ii) the sole general partner increases or decreases its ownership of limited partnership interests, or (iii) there is an increase or decrease in the number of outstanding limited partnership interests. This EITF also applies to managing members in limited liability companies. The adoption of EITF 04-5 did not have an impact on our consolidated financial position or results of operations.

Investments in entities which we do not consolidate but for which we have the ability to exercise significant influence over operating and financial policies are reported under the equity method. Generally, under the equity method of accounting, our share of the investee’s earnings or loss is included in our operating results.

Revenue Recognition

Rental income from tenants is recognized in accordance with GAAP, including Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”). For leases with minimum scheduled rent increases, we recognize income on a straight-line basis over the lease term when collectibility is reasonably assured. Recognizing rental income on a straight-line basis for leases results in recognized revenue exceeding amounts contractually due from tenants. Such cumulative excess amounts are included in other assets and were $35.6 million and $18.4 million, net of allowances, at December 31, 2006 and 2005, respectively. In the event we determine that collectibility of straight-line rents is not reasonably assured, we limit future recognition to amounts contractually owed, and, where appropriate, we establish an allowance for estimated losses. Certain leases provide for additional rents based upon a percentage of the facility’s revenue in excess of specified base periods or other thresholds. Such revenue is deferred until the related thresholds are achieved.

We monitor the liquidity and creditworthiness of our tenants and borrowers on an ongoing basis. This evaluation considers industry and economic conditions, property performance, security deposits and guarantees, and other matters. We establish provisions and maintain an allowance for estimated losses resulting from the possible inability of our tenants and borrowers to make payments sufficient to recover recognized assets. For straight-line rent amounts, our assessment is based on income recoverable over the term of the lease. At December 31, 2006 and 2005, we had an allowance of $29.7 million and $21.6 million, respectively, included in other assets, as a result of our determination that collectibility is not reasonably assured for certain straight-line rent amounts.

Real Estate

Real estate, consisting of land, buildings, and improvements, is recorded at cost. We allocate the cost of the acquisition to the acquired tangible and identified intangible assets and liabilities, primarily lease related intangibles, based on their estimated fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations.

We assess fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates, third-party appraisals, and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

We record acquired “above and below” market leases at their fair value, using a discount rate which reflects the risks associated with the leases acquired, equal to the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions, and costs to execute similar leases. In estimating carrying costs, we include estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related costs.

Impairment of Long-Lived Assets

We assess the carrying value of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and, with respect to goodwill, at least annually applying a fair-value-based test. If the sum of the expected future net undiscounted cash flows is less than the carrying amount of the long-lived asset, an impairment loss will be recognized by adjusting the asset’s carrying amount to its estimated fair value. The determination of the fair value of long-lived assets, including goodwill, involves significant judgment. This judgment is based on our analysis and estimates of the future operating results and resulting cash flows of each long-lived asset. Our ability to accurately predict future operating results and cash flows impacts the determination of fair value.

Net Investment in Direct Financing Leases

We use the direct finance method of accounting to record income from direct financing leases. For leases accounted for as direct financing leases, future minimum lease payments are recorded as a receivable. The difference between the rents receivable and the estimated residual values less the cost of the properties is recorded as unearned income. Unearned income is deferred and amortized to income over the lease terms to provide a constant rate of return. Investments in direct financing leases are presented net of unamortized unearned income. Direct financing leases have initial terms that range from 5 to 35 years and provide for minimum annual rent. Certain leases contain provisions that allow the tenants to elect to purchase the properties during or at the end of the lease terms for the aggregate initial investment amount plus adjustments, if any, as defined in the lease agreements. Certain leases also permit the Company to require the tenants to purchase the properties at the end of the lease terms.

Results of Operations

Comparison of the year ended December 31, 2006 to the year ended December 31, 2005

On October 5, 2006, we completed our merger with CRP. On November 30, 2006, we acquired the interest held by an affiliate of GE in HCP MOP, which resulted in the consolidation of HCP MOP beginning on that date. The impact on various income statement line items from our merger with CRP and consolidation of HCP MOP are discussed below.

Rental and related revenue.   MOB rental revenue increased 50% or $62.8 million to $187.6 million for the year ended December 31, 2006. Approximately $23.4 million of the increase relates to MOBs acquired in the CRP merger and $5.9 million relates to the consolidation of HCP MOP. The remaining increase in MOB rental income primarily relates to the additive effect or our MOB acquisitions in 2006 and 2005.

Triple-net leased rental revenues increased 39% or $92.3 million to $331.7 million for the year ended December 31, 2006. Approximately $56.5 million of the increase relates to properties acquired in the CRP merger. The remaining increase in triple-net lease rental revenue of $35.8 million primarily relates to rent escalations and resets, and the additive effect of our other acquisitions in 2006 and 2005, as detailed below:

	Triple-net lease rental revenue resulting from acquisitions— for the year ended December 31,
Property Type	2006	2005	Change
	(in thousands)
Senior housing	$44,322	$15,313	$29,009
Hospital	710	—	710
Other healthcare	3,002	117	2,885
Total	$48,034	$15,430	$32,604

Additionally, included in triple-net lease rental revenues are facility-level operating revenues for five senior housing properties that were previously leased on a triple-net basis. Periodically tenants default on their leases, which cause us to take temporary possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in triple-net lease rental revenues and operating expenses, respectively. The increase in reported revenues for these facilities of $1.9 million to $9.7 million for the year ended December 31, 2006, was primarily due to us taking possession of two of these properties in 2005 and an increase in overall occupancy of such properties.

Earned income from direct financing leases.   Earned income from direct financing leases of $15 million relates to 32 leased properties acquired from CRP which are accounted for using the direct financing method. At December 31, 2006, these leased properties had a carrying value of $678 million and accrue interest at a weighted average rate of 9.0%.

Investment management fee income.   Management and other fee income increased by $0.7 million to $3.9 million for the year ended December 31, 2006. The increase is primarily due to the acquisition fee earned from HCP Ventures III of $0.7 million on October 27, 2006.

Interest and other income.   Interest and other income increased by $13.5 million to $36.2 million for the year ended December 31, 2006. The increase was primarily related to $3.5 million of interest income from a $300 million investment in senior secured notes receivable purchased on November 17, 2006, which accrue interest at a rate of 9.625%. In addition, we recognized income of $7.3 million in connection with a prepayment premium we received in the second quarter of 2006, upon the early repayment of a secured loan receivable of $30.0 million with an original maturity of May 1, 2010 and an interest rate of 11.4%.

Interest expense.   Interest expense increased $105.6 million to $212.2 million for the year ended December 31, 2006. Approximately $42.1 million of the increase was due to the assumption of $1.3 billion of CRP’s outstanding debt and interest related to our term and bridge loans which were used to fund the CRP merger. In addition, we wrote off the unamortized balance of deferred financing fees from the refinancing of our previous revolving line of credit and the early repayment of our bridge loan and portions of our term loan which in the aggregate resulted in interest expense of $9.0 million. The remaining increase was due to increased borrowing levels resulting from the issuance of senior notes, issuance of additional mortgages, and increased borrowing levels on our existing revolving credit facility. This higher interest expense was offset by the repayment of an aggregate of $255 million of senior notes in February and October 2006. As of December 31, 2006, we had repaid the bridge loan and borrowings under the term loan were reduced to $0.5 billion. In addition, through our capital market transactions in January 2007, we fully repaid the balance outstanding under the term loan.

The table below sets forth information with respect to our debt:

	As of December 31,
	2006	2005
	(dollars in thousands)
Balance:
Fixed rate	$4,541,237	$1,663,166
Variable rate	1,669,031	295,265
Total	$6,210,268	$1,958,431
Percent of total debt:
Fixed rate	73%	85%
Variable rate	27%	15%
Total	100%	100%
Weighted average interest rate at end of period:
Fixed rate	5.91%	6.33%
Variable rate	6.13%	4.95%
Total weighted average rate	5.97%	6.14%

Depreciation and amortization.   Depreciation and amortization expense increased 55% or $47.3 million to $133.7 million for the year ended December 31, 2006. Approximately $29.0 million of the increase relates to properties acquired in the CRP merger and $1.6 million relates to the consolidation of HCP MOP. The remaining increase in depreciation and amortization of $16.7 million primarily relates to the additive effect of our other acquisitions in 2006 and 2005.

Operating expenses.   Operating costs increased 51% or $29.9 million to $89.1 million for the year ended December 31, 2006. Approximately $8.6 million of the increase relates to properties acquired in the CRP merger and $3.4 million relates to the consolidation of HCP MOP. Operating costs are predominantly related to MOB properties that are leased under gross or modified gross lease agreements where we share certain costs with tenants. Accordingly, the number of properties in our MOB portfolio directly impacts operating costs. Additionally, we contract with third-party property managers for most of our MOB properties. The remaining increase in operating expenses of $17.9 million primarily relates to the effect of our other property acquisitions in 2006 and 2005, as detailed below:

	Operating expenses resulting from acquisitions— for the year ended December 31,
Property Type	2006	2005	Change
	(in thousands)
Medical office building	$16,752	$3,351	$13,401
Other healthcare	708	—	708
Total	$17,460	$3,351	$14,109

Additionally, included in operating expenses are facility-level operating expenses for five senior housing properties that were previously leased on a triple-net basis. Periodically tenants default on their leases, which cause us to take temporary possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in triple-net lease rental revenues and operating expenses, respectively. The increase in reported operating expenses for these facilities of $2.8 million to $11.7 million for the year ended December 31, 2006, was primarily due to us taking possession of two of these properties in 2005 and an increase in overall occupancy of such properties.

The presentation of expenses as general and administrative and operating expenses is based on the underlying nature of the expense. Periodically, we review the classification of expenses between categories and make revisions based on changes in the underlying nature of the expense.

General and administrative expenses.   General and administrative expenses increased 49% or $15.5 million to $47.3 million for the year ended December 31, 2006. The increase is primarily due to higher compensation-related expenses of approximately $9.0 million resulting from an increase in full-time employees. At December 31, 2006 and 2005, full-time employees were 165 and 83, respectively. In addition, during 2006 we incurred $5.0 million in merger and integration-related expenses associated with the CRC and CRP mergers. We expect to incur integration costs associated with the CRP merger through 2007.

Equity income.   Equity income increased by $9.5 million to $8.3 million primarily due to our investment in HCP MOP, for which we recorded equity income of $7.8 million and equity losses of $1.4 million for the years ended December 31, 2006 and 2005, respectively. During the year ended December 31, 2006, HCP MOP sold 34 MOBs for approximately $100.7 million, net of transaction costs, and recognized aggregate gains of $19.7 million. See Note 9 to the Consolidated Financial Statements for additional information on HCP MOP. On November 30, 2006, we acquired the interest held by an affiliate of GE in HCP MOP, which resulted in us becoming the sole owner of HCP MOP and consolidating its results of operations beginning on that date.

On October 27, 2006, we formed HCP Ventures III, LLC (“HCP Ventures III”), a joint venture with an institutional capital partner, with 13 of our previously 85% owned properties. Beginning on October 27, 2006, HCP Ventures III, in which we retained an effective 26% interest, has been accounted for as an equity method investment.

Discontinued operations.   Income from discontinued operations for the year ended December 31, 2006, was $335.5 million compared to $81.0 million for the comparable period in the prior year. The change is due to an increase in gains on real estate dispositions of $259.1 million, net of impairments, and a decline in operating income from discontinued operations of $4.6 million. Discontinued operations for the year ended December 31, 2006, includes 177 properties compared to 174 properties classified as discontinued operations for the year ended December 31, 2005. During the year ended December 31, 2006, we sold 83 properties for $512 million as compared to 18 properties for $65 million during the year ended December 31, 2005.

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004

Rental and related revenue.   MOB rental revenue increased 36% to $124.8 million for the year ended December 31, 2005. The increase in MOB rental revenue of $33.2 million primarily relates to the additive effect of our acquisitions in 2005 and 2004, which contributed $26.7 million to rental revenues year over year.

Triple-net lease rental revenues increased 14% to $239.4 million for the year ended December 31, 2005. The increase in triple-net lease rental revenue of $30.2 million primarily relates to the additive effect of our acquisitions in 2005 and 2004, as detailed below:

	Triple-net lease rental revenue resulting from acquisitions— for the year ended December 31,
Property Type	2005	2004	Change
	(in thousands)
Senior housing	$44,980	$14,183	$30,797
Other healthcare	6,091	5,566	525
Total	$51,071	$19,749	$31,322

We also recognized $5.7 million of rental income during the fourth quarter of 2004 resulting from a change in an estimate related to the collectibility of straight-line rental income from ARC. Additionally, included in triple-net lease rental revenues are facility-level operating revenues for five senior housing properties that were previously leased on a triple-net basis. Periodically tenants default on their leases, which cause us to take temporary possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in triple-net lease rental revenues and operating expenses, respectively. The increase in reported revenues for these facilities of $3.6 million to $7.7 million for the year ended December 31, 2005, was primarily due to us taking possession of two of these properties in 2005 and increases in overall occupancy of such properties.

Investment management fee income.   Management and other fee income decreased by $0.1 million to $3.2 million for the year ended December 31, 2005.

Interest and other income.   Interest and other income decreased 30% or $9.7 million to $22.7 million for the year ended December 31, 2005. The change reflects a reduced level of loans receivable following an $83 million repayment from ARC and a $17 million repayment from Emeritus during the third quarter of 2004. The decrease in interest and other income was partially offset by gains from the sale of various investments of $4.5 million in 2005. The gains from these investments were primarily the result of the sale of securities in 2005, which were acquired in conjunction with real estate and or leasing transactions we completed in previous years.

Interest expense.   Interest expense increased 24% to $106.5 million for the year ended December 31, 2005. The increase was due to the issuance of $450 million of senior notes payable in April and September of 2005, the assumption of $113.5 million of mortgage notes payable in connection with the acquisitions of real estate properties, and an overall increase in short-term variable rates. The table below sets forth information with respect to our debt as of December 31, 2005 and 2004:

	As of December 31,
	2005	2004
	(dollars in thousands)
Balance:
Fixed rate	$1,663,166	$1,153,012
Variable rate	295,265	337,010
Total	$1,958,431	$1,490,022
Percent of total debt:
Fixed rate	85%	77%
Variable rate	15%	23%
Total	100%	100%
Weighted average interest rate at end of period:
Fixed rate	6.33%	6.76%
Variable rate	4.95%	3.09%
Total weighted average rate	6.14%	5.93%

Depreciation and amortization.   Real estate depreciation and amortization increased 31% to $86.4 million for the year ended December 31, 2005. The increase in depreciation and amortization of $20.4 million primarily relates to the additive effect of our acquisitions in 2005 and 2004, as detailed below:

	Depreciation and amortization resulting from acquisitions— for the year ended December 31,
Property Type	2005	2004	Change
	(in thousands)
Senior housing	$15,697	$5,258	$10,439
Medical office building	10,981	651	10,330
Other healthcare	810	766	44
Total	$27,488	$6,675	$20,813

Operating expenses.   Operating costs increased 39% to $59.2 million for the year ended December 31, 2005. Operating costs are predominantly related to MOB properties that are leased under gross or modified gross lease agreements where we share certain costs with tenants. Accordingly, the number of properties in our MOB portfolio directly impacts operating costs. The increase in operating expenses of $16.8 million primarily relates to the effect of our acquisitions in 2005 and 2004, as detailed below:

	Operating expenses resulting from acquisitions— for the year ended December 31,
Property Type	2005	2004	Change
	(in thousands)
Medical office building	$11,796	$662	$11,134
Other healthcare	2,187	2,064	123
Total	$13,983	$2,726	$11,257

Additionally, included in operating expenses are facility-level operating expenses for five senior housing properties that were previously leased on a triple-net basis. Periodically tenants default on their leases, which cause us to take temporary possession of the operations of the facility. We contract with third-party managers to manage these properties until a replacement tenant can be identified or the property can be sold. The operating revenues and expenses for these properties are included in triple-net lease rental revenues and operating expenses, respectively. The increase in reported operating expenses for these facilities of $3.6 million to $8.7 million for the year ended December 31, 2005, was primarily due to us taking possession of two of these properties in 2005 and an increase in the overall occupancy of such properties.

The presentation of expenses between general and administrative and operating expenses is based on the underlying nature of the expense. Periodically, we review the classification of expenses between categories and make revisions based on changes in the underlying nature of the expense.

General and administrative expenses.   General and administrative expenses decreased 13% to $31.8 million for the year ended December 31, 2005. The decrease was due to higher costs in 2004 primarily resulting from $1.5 million of income tax expense on income from certain assets held in a taxable REIT subsidiary, the implementation of a new information system, considerable resources that were expended towards initial compliance with certain regulatory requirements, principally Section 404 of the Sarbanes-Oxley Act of 2002, $0.7 million in expenses associated with the relocation of our corporate offices to Long Beach, California in 2004 and a charge of $1.6 million related to the settlement of a lawsuit filed against us by our former Executive Vice President and Chief Financial Officer. Offsetting the decrease from 2004 was an increase in compensation-related expenses due to an increase in full-time employees from 74 at December 31, 2004, to 83 at December 31, 2005.

Equity income (loss).   Equity income decreased to a loss of $1.1 million primarily due to our investment in HCP MOP, for which we recorded equity losses of $1.4 million and equity income of $1.5 million for 2005 and 2004, respectively. During the years ended December 31, 2005 and 2004, HCP MOP revised its purchase price allocation and attributed more of the purchase price of the properties acquired from MedCap Properties, LLC to below-market lease intangibles and other intangibles from real estate assets. Lease intangibles generally amortize over a shorter period of time relative to tangible real estate assets. The decrease in the equity income from our investment in HCP MOP was primarily due to the revisions to the purchase price allocations referred to above. Additionally, HCP MOP incurred repairs and other related expenses for damages caused by hurricanes Katrina and Rita of $1.4 million during the year ended December 31, 2005. See Note 9 to the Consolidated Financial Statements for additional information on HCP MOP.

Discontinued operations.   Income from discontinued operations for the year ended December 31, 2005 was $81.0 million compared to $73.9 million for the comparable period in the prior year. The change is due to an increase in the year over year gains on sale of real estate of $5.7 million and a decline of operating income of $1.4 million associated with discontinued operations.

Liquidity and Capital Resources

Our principal liquidity needs are to (i) fund normal operating expenses, (ii) repay remaining portions of the CRP merger-related borrowings, (iii) meet debt service requirements, (iv) fund capital expenditures, including tenant improvements and leasing costs, (v) fund acquisition and development activities, and (vi) make minimum distributions required to maintain our REIT qualification under the Internal Revenue Code, as amended. We repaid remaining portions of the CRP merger-related borrowings through our joint venture and capital market transactions in January 2007. We believe these other needs will be satisfied using cash flows generated by operations and provided by financing activities.

We anticipate making future investments dependent on the availability of cost-effective sources of capital. We intend to use our revolving credit facility, and the public debt and equity markets as our principal sources of financing. As of December 31, 2006, our senior debt is rated BBB by Standard & Poor’s Ratings Group, BBB by Fitch Ratings and Baa3 by Moody’s Investors Service.

Net cash provided by operating activities was $334 million and $282 million for 2006 and 2005, respectively. Cash flow from operations reflects increased revenues partially offset by higher costs and expenses, and changes in receivables, payables, accruals, and deferred revenue. Our cash flows from operations are dependent upon the occupancy level of multi-tenant buildings, rental rates on leases, our tenants’ performance on their lease obligations, the level of operating expenses, and other factors.

Net cash used in investing activities was $3.7 billion during 2006 and principally reflects the net effect of: (i) $3.3 billion used to acquire CRP, (ii) $618 million used to fund acquisitions and construction of real estate, (iii) $512 million received from the sale of facilities, and (iv) $330 million in investment in loans receivable and debt securities. During 2006 and 2005, we used $19 million and $7 million to fund lease commissions and tenant and capital improvements, respectively.

Net cash provided by financing activities was $3.4 billion for 2006 and includes proceeds of $2.4 billion from borrowings under our term and bridge loans, $1.5 billion from senior note issuances, $1.0 billion from common stock issuances, $366 million of net borrowings under our bank lines of credit, and $614 million from mortgage debt issuances. These proceeds were partially offset by or used for the repayment of our term and partial repayment of bridge loans aggregating $1.9 billion, repayment of $255 million of senior notes, and payment of common and preferred dividends aggregating $267 million. In order to qualify as a REIT for federal income tax purposes, we must distribute at least 90% of our taxable income to our shareholders. Accordingly, we intend to continue to make regular quarterly distributions to holders of our common and preferred stock.

At December 31, 2006, we held approximately $36 million in deposits and $42 million in irrevocable letters of credit from commercial banks securing tenants’ lease obligations and borrowers’ loan obligations. We may draw upon the letters of credit or depository accounts if there are defaults under the related leases or loans. Amounts available under letters of credit could change based upon facility operating conditions and other factors, and such changes may be material.

Debt

Bank lines of credit.   In connection with the CRP merger, we entered into credit agreements with a syndicate of banks providing for aggregate borrowings of $3.4 billion. The facilities included a $0.7 billion bridge loan, a $1.7 billion two-year term loan, and a $1.0 billion three-year revolving credit facility.

We repaid the bridge loan facility on November 10, 2006. Our bridge loan facility accrued interest at a rate per annum equal to LIBOR plus a margin ranging from 0.60% to 1.35%, depending upon our debt ratings.

At December 31, 2006, borrowings under our term loan facility were $504.6 million with a weighted average rate of 6.22%. We repaid all amounts outstanding under the term loan with proceeds from our capital market transactions completed in January 2007.

At December 31, 2006, borrowings under our $1.0 billion revolving credit facility were $624.5 million with a weighted average interest rate of 6.05%. Our revolving credit facility matures on October 2, 2009, and accrues interest at a rate per annum equal to LIBOR plus a margin ranging from 0.475% to 1.10%, depending upon our non-credit enhanced senior unsecured long-term debt ratings (“debt ratings”). We pay a facility fee on the entire revolving commitment ranging from 0.125% to 0.25%, depending upon our debt ratings. The revolving credit facility contains a negotiated rate option, which is available for up to 50% of borrowings, whereby the lenders participating in the credit facility bid on the interest to be charged and which may result in a reduced interest rate. Based on our debt ratings on December 31, 2006, the margin on the revolving loan facility is 0.70% and the facility fee is 0.15%.

Our revolving credit agreement contains certain financial restrictions and other customary requirements. Among other things, these covenants, using terms defined in the agreement, initially limit (i) Consolidated Total Indebtedness to Consolidated Total Asset Value to 70%, (ii) Secured Debt to Consolidated Total Asset Value to 30%, and (iii) beginning January 1, 2007, Unsecured Debt to Consolidated Unencumbered Asset Value to 100%. The agreement also requires that we maintain (i) a Fixed Charge Coverage ratio, as defined, of 1.50 times and (ii) a formula-determined Minimum Tangible Net Worth. These financial covenants become more restrictive over a period of approximately two years and ultimately (i) limit Consolidated Total Indebtedness to Consolidated Total Asset Value to 60%, (ii) limit Unsecured Debt to Consolidated Unencumbered Asset Value to 65%, and (iii) require a Fixed Charge Coverage ratio, as defined, of 1.75 times.

Senior unsecured notes.   At December 31, 2006, we had $2.7 billion in aggregate principal amount of senior unsecured notes outstanding. Interest rates on the notes ranged from 4.88% to 7.62% with a weighted average rate of 5.88% at December 31, 2006. Discounts and premiums are amortized to interest expense over the term of the related debt.

On December 4, 2006, we issued $400 million of 5.65% senior unsecured notes due in 2013. The notes were priced at 99.768% of the principal amount for an effective yield of 5.69%. We received net proceeds of $396 million, which were used to repay borrowings under our term loan facility.

On September 19, 2006, we issued $1 billion of senior unsecured notes, which consisted of $300 million of floating rate notes due in 2008, $300 million of 5.95% notes due in 2011, and $400 million of 6.30% notes due in 2016. The notes were priced at 100% of the principal amount for the floating rate notes due in 2008, 99.971% of the principal amount for an effective yield of 5.957% for the 5.95% notes due in 2011, and 99.877% of the principal amount for an effective yield of 6.317% for the 6.30% notes due in 2016. We received net proceeds of $994 million, which together with cash on hand and borrowings under the new facilities were used to repay our then existing credit facility and to finance the CRP merger.

On February 27, 2006, we issued $150 million of 5.625% senior unsecured notes due in 2013. The notes were priced at 99.071% of the principal amount for an effective yield of 5.788%. We received net proceeds of $149 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

In February and October 2006, we repaid an aggregate of $255 million of maturing senior unsecured notes which accrued interest at a weighted average rate of 7.1%.

The senior unsecured notes contain certain covenants including limitations on debt and other customary terms.

Mortgage debt.   At December 31, 2006, we had $2.2 billion in mortgage debt secured by 269 healthcare facilities with a carrying amount of $4.5 billion. Interest rates on the mortgage notes ranged from 3.72% to 9.32% with a weighted average rate of 6.0% at December 31, 2006.

On December 21, 2006, in anticipation of our senior housing joint venture that closed on January 5, 2007, we expanded an existing secured debt facility with Fannie Mae to $686 million, receiving $446 million in proceeds. The Fannie Mae facility bears interest at a weighted average rate of 5.66%, with $119 million maturing in October 2013, and $568 million maturing in November 2016. The funds from the expanded debt facility were used to repay borrowings under our term loan facility.

During 2006, in addition to the mortgage debt issued under the Fannie Mae facility discussed above, we obtained $165 million of additional ten-year mortgage financing with a weighted average effective rate of 6.36% in five separate transactions. We received net proceeds of $162 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

The instruments encumbering the properties restrict title transfer of the respective properties subject to the terms of the mortgage, prohibit additional liens, restrict prepayment, require payment of real estate taxes, maintenance of the properties in good condition, maintenance of insurance on the properties, and include a requirement to obtain lender consent to enter into material tenant leases.

Other debt.   In connection with the CRP merger on October 5, 2006, we assumed $104.5 million of non-interest bearing life care bonds at two of our CCRCs and non-interest bearing occupancy fee deposits at another senior housing facility, all of which were payable to the related trusts of the facilities (collectively “Life Care Bonds”). At December 31, 2006, $61.5 million of the Life Care Bonds were refundable to the residents upon the resident moving out or to a resident’s estate upon the resident’s death, and $46.2 million of the Bonds were refundable after the unit has been successfully remarketed to a new resident.

Debt Maturities

The following table summarizes our stated debt maturities and scheduled principal repayments at December 31, 2006 (in thousands):

Year	Amount
2007	$196,718
2008	902,821
2009	900,907
2010	508,595
2011	457,520
Thereafter	3,243,707
$6,210,268

Equity

On October 5, 2006, we issued an aggregate of 27.2 million shares of common stock in connection with the acquisitions of CRP and CRC.

On November 10, 2006, we issued 33.5 million shares of our common stock. We received net proceeds of approximately $960 million, which were used to repay our bridge loan facility and borrowings under our term loan and revolving credit facilities.

At December 31, 2006, we had 4.0 million shares of 7.25% Series E cumulative redeemable preferred stock, 7.8 million shares of 7.10% Series F cumulative redeemable preferred stock, and 198.6 million shares of common stock outstanding.

On January 19, 2007, we issued 6.8 million shares of our common stock. We received net proceeds of approximately $261 million, which were used to repay borrowings under our term loan and revolving credit facilities.

During the year ended December 31, 2006, we issued approximately 0.8 million shares of our common stock under our Dividend Reinvestment and Stock Purchase Plan at an average price per share of $28.68 for an aggregate amount of $22.9 million. We also received $7.9 million in proceeds from stock option exercises. At December 31, 2006, stockholders’ equity totaled $3.3 billion and our equity securities had a market value of $7.8 billion.

As of December 31, 2006, there were a total of 3.4 million DownREIT units outstanding in six limited liability companies in which we are the managing member (i) HCPI/Tennessee, LLC; (ii) HCPI/Utah, LLC; (iii) HCPI/Utah II, LLC; (iv) HCPI/Indiana, LLC; (v) HCP DR California, LLC; and (vi) HCP DR Alabama, LLC. The DownREIT units are redeemable for an amount of cash approximating the then-current market value of shares of our common stock or, at our option, shares of our common stock (subject to certain adjustments, such as stock splits and reclassifications).

Off-Balance Sheet Arrangements

We own interests in certain unconsolidated joint ventures, including HCP Ventures III, as described under Note 9 to the Consolidated Financial Statements. Except in limited circumstances, our risk of loss is limited to our investment carrying amount and any outstanding loans receivable. We have no other material off-balance sheet arrangements that we expect to materially affect our liquidity and capital resources except those described under “Contractual Obligations.”

Contractual Obligations

The following table summarizes our material contractual payment obligations and commitments at December 31, 2006 (in thousands):

	Less than One Year	2008-2009	2010-2011	More than Five Years	Total
Senior unsecured notes and mortgage debt	$88,972	$674,635	$966,115	$3,243,707	$4,973,429
Revolving line of credit	—	624,500	—	—	624,500
Term loan	—	504,593	—	—	504,593
Other debt	107,746	—	—	—	107,746
Ground and other operating leases	1,380	2,806	2,862	79,837	86,885
Acquisition and construction commitments	59,396	—	—	—	59,396
Interest	276,681	506,001	411,869	1,384,576	2,579,127
Total	$534,175	$2,312,535	$1,380,846	$4,708,120	$8,935,676

Inflation

Our leases often provide for either fixed increases in base rents or indexed escalators, based on the Consumer Price Index or other measures, and/or additional rent based on increases in the tenants’ operating revenues. Substantially all of our MOB leases require the tenant to pay a share of property operating costs such as real estate taxes, insurance, utilities, etc. We believe that inflationary increases in expenses will be offset, in part, by the tenant expense reimbursements and contractual rent increases described above.

New Accounting Pronouncements

See Note 2 to the Consolidated Financial Statements for the impact of new accounting standards.

ITEM 7A. Quantitative and Qualitative Disclosures About Market Risk

At December 31, 2006, we are exposed to market risks related to fluctuations in interest rates on $215 million of variable rate mortgage notes payable, $0.6 billion of variable rate line of credit, $0.5 billion term loan and $325 million of variable rate senior unsecured notes. Of the $215 million of variable rate mortgage notes payable outstanding, $45.6 million has been hedged through interest rate swap contracts. We do not have, and do not plan to enter into, derivative financial instruments for trading or speculative purposes. Of our consolidated debt of $6.2 billion at December 31, 2006, excluding the $45.6 million of variable rate debt where the rates have been hedged to a fixed rate, approximately 26% is at variable interest rates, which includes a $0.5 billion term loan that was used to pay the cash consideration of our merger with CRP. We repaid the remaining balance of the term loan with proceeds from our January 2007 joint venture and capital market transactions, which further reduced our variable interest rate exposure.

Fluctuation in the interest rates will not affect our future earnings and cash flows on our fixed rate debt until that debt must be replaced or refinanced. However, interest rate changes will affect the fair value of our fixed rate instruments and our hedge contracts. Conversely, changes in interest rates on variable rate debt would change our future earnings and cash flows, but not affect the fair value of those instruments. Assuming a one percentage point increase in the interest rate related to the variable-rate debt and related swap contracts, and assuming no change in the outstanding balance as of December 31, 2006, interest expense for 2006 would increase by approximately $17 million, or $0.11 per common share on a diluted basis.

The principal amount and the average interest rates for our mortgage loans receivable and debt categorized by maturity dates is presented in the table below. The fair value estimates for the mortgage loans receivable are based on the estimates of management and on rates currently prevailing for comparable loans. The fair market value for our debt securities and senior notes payable are based on prevailing market prices. The fair market value estimates for secured loans and mortgage notes payable are based on discounting future cash flows utilizing current rates offered to us for loans and debt of the same type and remaining maturity.

	Maturity
	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value
	(dollars in thousands)
Loans Receivable:
Secured loans receivable	$7,340	$703	$10,238	$14,549	$3,257	$85,382	$121,469	$148,156
Weighted average interest rate	4.25%	10.50%	9.35%	10.88%	10.14%	8.62%	9.99%
Debt securities available for sale	$—	$—	$—	$—	$—	$300,000	$300,000	$322,500
Weighted average interest rate	—	—%	—%	—	—	—	9.63%
Liabilities:
Variable rate debt:
Bank notes payable	$—	$504,593	$624,500	$—	$—	$—	$1,129,093	$1,129,093
Weighted average interest rate	—	6.22%	6.05%	—	—	—	6.00%
Senior notes payable	$—	$300,000	$—	$—	$—	$25,000	$325,000	$325,000
Weighted average interest rate	—	5.84%	—	—	—	5.81%	5.84%
Mortgage notes payable	$23,520	$—	$28,258	$104,236	$33,000	$25,924	$214,938	$214,938
Weighted average interest rate	7.14%	—	7.03%	6.61%	6.82%	5.62%	6.64%
Fixed rate debt:
Senior notes payable	$20,000	$—	$—	$206,421	$300,000	$1,912,000	$2,438,421	$2,487,496
Weighted average interest rate	7.46%	—	—	4.93%	5.95%	6.14%	6.03%
Mortgage notes payable	$15,573	$118,812	$186,463	$172,262	$116,807	$1,385,153	$1,995,070	$2,030,037
Weighted average interest rate	5.97%	6.24%	6.33%	7.02%	6.41%	5.75%	5.98%

ITEM 8.                    Financial Statements and Supplementary Data

See Index to Consolidated Financial Statements.

Schedule II has been intentionally omitted as the required information is presented in the Notes to Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of HCP, Inc. (formerly known as Health Care Property Investors, Inc. until a name change that took effect on September 7, 2007)

We have audited the accompanying consolidated balance sheets of HCP, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also include the financial statement schedule—Schedule III: Real Estate and Accumulated Depreciation. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCP, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of HCP, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in  Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2007 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Irvine, California

February 12, 2007,
except for the Consolidated Balance Sheets, the Consolidated Statements of Income, Note 2 under “Assets Held for Sale and Discontinued Operations”, Note 7 Intangibles, Note 18
Earnings Per Common Share, Note 21 Segment
Disclosures, Note 24 Selected Quarterly
Financial Data (Unaudited) and Schedule III:
Real Estate and Accumulated Depreciation, as
to which the date is September 14, 2007

See accompanying Notes to Consolidated Financial Statements.

HCP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2006	2005
ASSETS
Real estate:
Buildings and improvements	$5,779,689	$2,816,509
Developments in process	42,366	22,092
Land	655,624	281,913
Less accumulated depreciation and amortization	526,348	419,376
Net real estate	5,951,331	2,701,138
Net investment in direct financing leases	678,013	—
Loans receivable, net	196,480	186,831
Investments in and advances to unconsolidated joint ventures	25,389	48,598
Accounts receivable, net of allowance of $24,205 and $1,205, respectively	31,026	13,313
Cash and cash equivalents	60,687	21,342
Intangible assets, net	380,568	30,570
Real estate held for sale, net	490,075	523,551
Real estate held for contribution	1,684,341	25,397
Other assets, net	514,839	46,525
Total assets	$10,012,749	$3,597,265
LIABILITIES AND STOCKHOLDERS’ EQUITY
Bank line of credit and term loan	$1,129,093	$258,600
Senior unsecured notes	2,748,522	1,462,250
Mortgage debt	1,292,485	236,096
Mortgage debt on assets held for sale	34,813	—
Mortgage debt on assets held for contribution	889,356	—
Other debt	107,746	—
Intangible liabilities, net	134,050	5,382
Accounts payable and accrued liabilities	200,088	68,718
Deferred revenue	20,795	17,169
Total liabilities	6,556,948	2,048,215
Minority interests:
Joint venture partners	34,211	20,905
Non-managing member unitholders	127,554	128,379
Total minority interests	161,765	149,284
Stockholders’ equity:
Preferred stock, $1.00 par value: 50,000,000 shares authorized; 11,820,000 shares issued and outstanding, liquidation preference of $25 per share	285,173	285,173
Common stock, $1.00 par value: 750,000,000 shares authorized; 198,599,054 and 136,193,764 shares issued and outstanding, respectively	198,599	136,194
Additional paid-in capital	3,108,908	1,446,349
Cumulative net income	1,938,693	1,521,146
Cumulative dividends	(2,255,062)	(1,988,248)
Accumulated other comprehensive income (loss)	17,725	(848)
Total stockholders’ equity	3,294,036	1,399,766
Total liabilities and stockholders’ equity	$10,012,749	$3,597,265

See accompanying Notes to Consolidated Financial Statements.

HCP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues and other income:
Rental and related revenues	$519,337	$364,255	$300,882
Income from direct financing leases	15,008	—	—
Investment management fee income	3,895	3,184	3,293
Interest and other income	36,184	22,712	32,390
	574,424	390,151	336,565
Costs and expenses:
Interest	212,188	106,545	85,721
Depreciation and amortization	133,714	86,448	66,046
Operating	89,139	59,227	42,484
General and administrative	47,290	31,833	36,722
Impairments	3,577	—	410
	485,908	284,053	231,383
Income before minority interests	88,516	106,098	105,182
Equity income (loss) from unconsolidated joint ventures	8,331	(1,123)	2,157
Minority interests	(14,805)	(12,950)	(12,204)
Income from continuing operations	82,042	92,025	95,135

Discontinued operations:
Operating income	66,226	70,876	69,477
Gain on sales of real estate, net of impairments	269,279	10,156	4,428
	335,505	81,032	73,905
Net income	417,547	173,057	169,040
Preferred stock dividends	(21,130)	(21,130)	(21,130)
Net income applicable to common shares	$396,417	$151,927	$147,910

Basic earnings per common share:
Continuing operations	$0.41	$0.53	$0.56
Discontinued operations	2.26	0.60	0.56
Net income applicable to common shares	$2.67	$1.13	$1.12

Diluted earnings per common share:
Continuing operations	$0.41	$0.52	$0.55
Discontinued operations	2.25	0.60	0.56
Net income applicable to common shares	$2.66	$1.12	$1.11

Weighted average shares used to calculate earnings per common share:
Basic	148,236	134,673	131,854
Diluted	149,226	135,560	133,362

See accompanying Notes to Consolidated Financial Statements.

HCP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004
Preferred Stock, $1.00 Par Value:
Shares, beginning and ending	11,820	11,820	11,820
Amounts, beginning and ending	$285,173	$285,173	$285,173

Common Stock, Shares
Shares at beginning of year	136,194	133,658	131,040
Issuance of common stock, net	61,975	1,100	1,172
Exercise of stock options	430	1,436	1,446
Shares at end of year	198,599	136,194	133,658

Common Stock, $1.00 Par Value
Balance at beginning of year	$136,194	$133,658	$131,040
Issuance of common stock, net	61,975	1,100	1,172
Exercise of stock options	430	1,436	1,446
Balance at end of year	$198,599	$136,194	$133,658

Additional Paid-In Capital
Balance at beginning of year	$1,446,349	$1,394,549	$1,343,363
Issuance of common stock, net	1,646,869	23,874	25,106
Exercise of stock options	7,458	21,429	19,682
Amortization of deferred compensation	8,232	6,497	6,162
Changes in notes receivable from officers	—	—	236
Balance at end of year	$3,108,908	$1,446,349	$1,394,549

Cumulative Net Income
Balance at beginning of year	$1,521,146	$1,348,089	$1,179,049
Net income	417,547	173,057	169,040
Balance at end of year	$1,938,693	$1,521,146	$1,348,089

Cumulative Dividends
Balance at beginning of year	$(1,988,248)	$(1,739,859)	$(1,497,727)
Common dividend ($1.70, $1.68 and $1.67 per share)	(245,684)	(227,259)	(221,002)
Preferred dividends	(21,130)	(21,130)	(21,130)
Balance at end of year	$(2,255,062)	$(1,988,248)	$(1,739,859)

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	$(848)	$(2,168)	$(281)
Net unrealized gains on securities:
Unrealized gains	24,096	1,080	—
Less reclassification adjustment realized in net income	(640)	—	—
Unrealized gains (losses) on cash flow hedges	(4,984)	388	(1,887)
Changes in Supplemental Executive Retirement Plan (“SERP”) obligation	101	(148)	—
Balance at end of year	$17,725	$(848)	$(2,168)

Total Comprehensive Income
Net income	$417,547	$173,057	$169,040
Other comprehensive income (loss)	18,573	1,320	(1,887)
Total comprehensive income	$436,120	$174,377	$167,153

See accompanying Notes to Consolidated Financial Statements.

HCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$417,547	$173,057	$169,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	133,714	86,448	66,046
Discontinued operations	20,355	21,518	23,311
Amortization of above and below market lease intangibles, net	(797)	(1,912)	—
Stock-based compensation	8,232	6,495	6,162
Debt issuance cost amortization	14,533	3,181	3,823
Impairments	9,581	—	17,067
Provision for (recovery of) loan losses	—	(56)	1,648
Straight-line rents and interest accretion	(20,723)	(7,257)	(8,946)
Equity (income) loss from unconsolidated joint ventures	(8,331)	1,123	(2,157)
Distributions of earnings from unconsolidated joint ventures	8,331	—	2,157
Minority interests	14,805	12,950	12,204
Gain on sales of equity securities, net	(1,861)	(4,517)	—
Gain on sales of real estate, net	(275,283)	(10,156)	(21,085)
Changes in:
Accounts receivable	1,295	1,521	1,637
Other assets	(15,243)	(8,524)	243
Accounts payable, accrued liabilities and deferred revenue	28,061	8,219	1,392
Net cash provided by operating activities	334,216	282,090	272,542

Cash flows from investing activities:
Acquisition and development of real estate	(480,137)	(447,152)	(337,445)
Lease commissions and tenant and capital improvements	(18,932)	(7,138)	(3,419)
Net proceeds from sales of real estate	512,317	64,564	140,402
Cash used in CNL Retirement Properties merger, net of cash acquired	(3,325,046)	—	—
Cash used in purchase of HCP MOP, net of cash acquired	(138,166)	—	—
Distributions from unconsolidated joint ventures, net	32,115	6,973	88,554
Purchase of equity securities	(13,670)	(6,768)	—
Proceeds from the sale of equity securities	7,550	6,482	—
Principal repayments on loans receivable	63,535	19,138	39,570
Investment in loans receivable and debt securities	(329,724)	(53,293)	(9,622)
Decrease (increase) in restricted cash	388	2,408	(2,722)
Net cash used in investing activities	(3,689,770)	(414,786)	(84,682)

Cash flows from financing activities:
Net borrowings (repayments) under bank lines of credit	365,900	(41,500)	102,100
Borrowings under term and bridge loans	2,396,385	—	—
Repayments of term and bridge loans	(1,901,136)	—	—
Repayments of mortgage debt	(66,689)	(17,889)	(69,313)
Issuance of mortgage debt, net of issuance costs	614,473	—	—
Repayments of senior unsecured notes	(255,000)	(31,000)	(92,000)
Issuance of senior unsecured notes, net of issuance costs	1,539,449	445,471	87,000
Net proceeds from the issuance of common stock and exercise of options	989,039	45,238	42,629
Dividends paid on common and preferred stock	(266,814)	(248,389)	(243,250)
Settlement of cash flow hedges	(4,354)	—	—
Distributions to minority interests	(16,354)	(14,855)	(14,893)

Net cash provided by (used in) financing activities	3,394,899	137,076	(187,727)

Net increase in cash and cash equivalents	39,345	4,380	133
Cash and cash equivalents, beginning of year	21,342	16,962	16,829
Cash and cash equivalents, end of year	$60,687	$21,342	$16,962

See accompanying Notes to Consolidated Financial Statements.

HCP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)                                 Business

HCP, Inc. (formerly known as Health Care Property Investors, Inc. until a name change that took effect on September 7, 2007) is a real estate investment trust (“REIT”) that, together with its consolidated entities (collectively, “HCP” or the “Company”), principally invests directly, or through joint ventures and mortgage loans, in healthcare-related properties located primarily throughout the United States.

(2)                                 Summary of Significant Accounting Policies

Use of Estimates

Management is required to make estimates and assumptions in the preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”). These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of HCP, its wholly owned subsidiaries and its controlled, through voting rights or other means, joint ventures. All material intercompany transactions and balances have been eliminated in consolidation.

The Company adopted Interpretation No. 46R, Consolidation of Variable Interest Entities, as revised (“FIN 46R”), effective January 1, 2004 for variable interest entities created before February 1, 2003 and effective January 1, 2003 for variable interest entities created after January 31, 2003. FIN 46R provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and the determination of which business enterprise is the primary beneficiary of the VIE. A variable interest entity is broadly defined as an entity where either (i) the equity investors as a group, if any, do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company consolidates investments in VIEs when it is determined that the Company is the primary beneficiary of the VIE at either the creation of the variable interest entity or upon the occurrence of a reconsideration event. The adoption of FIN 46R resulted in the consolidation of five joint ventures with aggregate assets of $18.5 million, effective January 1, 2004, that were previously accounted for under the equity method. The consolidation of these joint ventures did not have a significant effect on the Company’s consolidated financial statements or results of operations.

The Company leases 76 properties to a total of 9 tenants that have been identified as VIEs. The Company acquired these leases (variable interests) on October 5, 2006 in its acquisition of CNL Retirement Properties, Inc. (“CRP”). CRP determined they were not the primary beneficiary of the VIEs, and the Company is generally required to carry forward CRP’s accounting conclusions after the acquisition relative to their primary beneficiary assessment. The Company may need to reassess whether it is the primary beneficiary in the future upon the occurrence of a reconsideration event, as defined by FIN 46R. If the Company determines that it is the primary beneficiary in the future and consolidates the tenant, its financial statements would reflect the tenant’s facility level revenues and expenses rather than lease revenue. The Company’s maximum exposure to losses resulting from the Company’s involvement in these VIEs is limited to the future minimum lease payments to be received from these leases, which totaled $1.6 billion as of December 31, 2006.

The Company adopted Emerging Issues Task Force (“EITF”) Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights (“EITF 04-5”), effective June 2005. The issue concludes as to what rights held by the limited partner(s) preclude consolidation in circumstances in which the sole general partner would otherwise consolidate the limited partnership in accordance with GAAP. The assessment of limited partners’ rights and their impact on the presumption of control of the limited partnership by the sole general partner should be made when an investor becomes the sole general partner and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners, (ii) the sole general partner increases or decreases its ownership of limited partnership interests, or (iii) there is an increase or decrease in the number of outstanding limited partnership interests.

This EITF also applies to managing members in limited liability companies. The adoption of EITF 04-5 did not have an impact on the Company’s consolidated financial position or results of operations.

Investments in entities which the Company does not consolidate but for which the Company has the ability to exercise significant influence over operating and financial policies are reported under the equity method. Under the equity method of accounting, the Company’s share of the investee’s earnings or loss is included in the Company’s operating results.

Revenue Recognition

Rental income from tenants is recognized in accordance with GAAP, including Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”). For leases with minimum scheduled rent increases, the Company recognizes income on a straight-line basis over the lease term when collectibility is reasonably assured. Recognizing rental income on a straight-line basis for leases results in recognized revenue exceeding amounts contractually due from tenants. Such cumulative excess amounts are included in other assets and were $35.6 million and $18.4 million, net of allowances, at December 31, 2006 and 2005, respectively. In the event the Company determines that collectibility of straight-line rents is not reasonably assured, the Company limits future recognition to amounts contractually owed, and, where appropriate, the Company establishes an allowance for estimated losses. Certain leases provide for additional rents based upon a percentage of the facility’s revenue in excess of specified base amounts or other thresholds. Such revenue is deferred until the related thresholds are achieved.

The Company monitors the liquidity and creditworthiness of its tenants and borrowers on an ongoing basis. The evaluation considers industry and economic conditions, property performance, security deposits and guarantees, and other matters. The Company establishes provisions and maintains an allowance for estimated losses resulting from the possible inability of its tenants and borrowers to make payments sufficient to recover recognized assets. For straight-line rent amounts, the Company’s assessment is based on income recoverable over the term of the lease. At December 31, 2006 and 2005, respectively, the Company had an allowance of $29.7 million and $21.6 million, included in other assets, as a result of the Company’s determination that collectibility is not reasonably assured for certain straight-line rent amounts.

Loans Receivable

Loans receivable are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the effective interest method.

Real Estate

Real estate, consisting of land, buildings, and improvements, is recorded at cost. The Company allocates acquisition costs to the acquired tangible and identified intangible assets and liabilities, primarily lease intangibles, based on their estimated fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations.

The Company assesses fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates, third-party appraisals and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

The Company records acquired “above and below” market leases at their fair value using a discount rate which reflects the risks associated with the leases acquired, equal to the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term for any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods, market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related costs.

Developments in process are carried at cost which includes pre-construction costs essential to development of the property, construction costs, capitalized interest, and other costs directly related to the property. Capitalization of interest ceases when the property is ready for service which generally is near the date that a certificate of occupancy is obtained. Expenditures for tenant improvements and leasing commissions are capitalized and amortized over the terms of the respective leases. Repairs and maintenance are expensed as incurred.

The Company computes depreciation on properties using the straight-line method over the assets’ estimated useful lives. Depreciation is discontinued when a property is identified as held for sale. Building and improvements are depreciated over useful lives ranging up to 45 years. Above and below market rent intangibles are amortized primarily to revenue over the remaining noncancellable lease terms and bargain renewal periods. Other in-place lease intangibles are amortized to expense over the remaining lease term and bargain renewal periods. At December 31, 2006 and 2005, lease intangibles assets, net were $380.6 million and $30.6 million, respectively. At December 31, 2006 and 2005, lease intangible liabilities, net were $134.1 million and $5.4 million, respectively.

Impairment of Long-Lived Assets and Goodwill

The Company assesses the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and, with respect to goodwill, at least annually applying a fair-value-based test in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. If the sum of the expected future net undiscounted cash flows is less than the carrying amount of the long-lived asset, an impairment loss will be recognized by adjusting the asset’s carrying amount to its estimated fair value. The determination of the fair value of long-lived assets, including goodwill, involves significant judgment. This judgment is based on the Company’s analysis and estimates of the future operating results and resulting cash flows of each long-lived asset. The Company’s ability to accurately predict future operating results and cash flows impacts the determination of fair value.

Net Investment in Direct Financing Leases

The Company uses the direct finance method of accounting to record income from direct financing leases. For leases accounted for as direct financing leases, future minimum lease payments are recorded as a receivable. The difference between the rents receivable and the estimated residual values less the cost of the properties is recorded as unearned income. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield. Investments in direct financing leases are presented net of unamortized unearned income. Direct financing leases have initial terms that range from 5 to 35 years. Certain leases contain provisions that allow the tenants to elect to purchase the properties during or at the end of the lease terms for the aggregate initial investment amount plus adjustments, if any, as defined in the lease agreements. Certain leases also permit the Company to require the tenants to purchase the properties at the end of the lease terms.

Assets Held for Sale and Discontinued Operations

Certain long lived assets are classified as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets to be disposed of are reported at the lower of their carrying amount or their fair value less cost to sell. Further, depreciation of these assets ceases at the time the assets are classified as discontinued operations. Discontinued operations are defined in SFAS No. 144 as a component of an entity that has either been disposed of or is deemed to be held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

The Company periodically sells assets or contributes assets into joint ventures based on market conditions and the exercise of purchase options by tenants. The operating results of properties meeting the criteria established in SFAS No. 144 are reported as discontinued operations in the Company’s consolidated statements of income. Discontinued operations in 2006 include 177 properties with revenues of $92.0 million. The Company had 174 and 206 properties classified as discontinued operations for the years ended December 31, 2005 and 2004, with revenue of $93.5 million and $97.3 million, respectively. During 2006, 2005, and 2004, 83, 18 and 32 properties were sold, respectively, with net gains on real estate dispositions of $275.3 million, $10.2 million and $21.1 million, respectively. At December 31, 2006 and 2005, the number of assets held for sale was 94 and 177 with carrying amounts of $490.1 million and $523.6 million, respectively.

Assets Held for Contribution

Properties classified as held for contribution to joint ventures, in which the Company maintains an ownership interest, qualify as held for sale under SFAS No. 144, but are not included in discontinued operations due to the Company’s continuing interest in the ventures. At December 31, 2006, the Company classified as held for contribution 77 properties with an aggregate carrying value of $1.7 billion. In addition, two properties with an aggregate carrying value of $25.4 million included in a joint venture formed on October 27, 2006, are classified as held for contribution at December 31, 2005.

Stock-Based Compensation

On January 1, 2002, the Company adopted the fair value method of accounting for stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”). The fair value provisions of SFAS No. 123 were adopted prospectively with the fair value of all new stock option grants recognized as compensation expense beginning January 1, 2002. Since only new grants are accounted for under the fair value method, stock-based compensation expense is less than that which would have been recognized if the fair value method had been applied to all awards. Compensation expense for awards with graded vesting is generally recognized ratably over the period from the date of grant to the date when the award is no longer contingent on the employee providing additional services.

SFAS No. 123R, Share-Based Payments (“SFAS No. 123R”), which is a revision of SFAS No. 123, was issued in December 2004. Generally, the approach in SFAS No. 123R is similar to that in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. On January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective application transition method which provides for only current and future period stock-based awards to be measured and recognized at fair value. The adoption of SFAS No. 123R did not have a significant impact on the Company’s financial position or results of operations since the fair value provisions of SFAS No. 123 were previously adopted.

The following table reflects net income and earnings per share, adjusted as if the fair value based method had been applied to all outstanding stock awards in each period (in thousands, except per share amounts):

	Year Ended December 31,
	2005	2004
Net income, as reported	$173,057	$169,040
Add: Stock-based compensation expense included in reported net income	6,495	6,162
Deduct: Stock-based employee compensation expense determined under the fair value based method	(6,811)	(6,785)
Pro forma net income	$172,741	$168,417
Earnings per share:
Basic—as reported	$1.13	$1.12
Basic—pro forma	$1.13	$1.12
Diluted—as reported	$1.12	$1.11
Diluted—pro forma	$1.12	$1.10

Cash and Cash Equivalents

Cash and cash equivalents represent short-term investments with original maturities of three months or less when purchased.

Restricted Cash

Restricted cash primarily consist of amounts held by mortgage lenders to provide for future real estate tax expenditures and tenant improvements, tenant capital improvement reserves and security deposits. At December 31, 2006 and 2005, restricted cash amounts were $38.5 million and $2.3 million, respectively, and are included in other assets.

Derivatives

The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 148 (“SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company’s condensed consolidated balance sheets at fair value. Changes in the fair value of derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria of SFAS No. 133 are recognized in earnings. For derivatives designated as hedging instruments in qualifying cash flow hedges, the effective portion of changes in fair value of the derivatives is recognized in accumulated other comprehensive income (loss) whereas the ineffective portions are recognized in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific assets and liabilities in the balance sheet. The Company also assesses and documents, both at the hedging instrument’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the hedged items. When it is determined that a derivative ceases to be highly effective as a hedge, the Company discontinues hedge accounting prospectively.

Income Taxes

The Company has elected and believes it operates so as to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Code, the Company generally is not subject to federal income tax on its taxable income distributed to stockholders if certain distribution, income, asset, and shareholder tests are met. A REIT must distribute at least 90% of its annual taxable income to stockholders. At December 31, 2006 and 2005, the tax basis of the Company’s net assets is less than the reported amounts by $481 million and $298 million, respectively.

Certain activities the Company undertakes must be conducted by entities which elect to be treated as taxable REIT subsidiaries (“TRSs”). TRSs are subject to both federal and state income taxes. For the years ended December 31, 2005 and 2004, income taxes related to the Company’s TRSs approximated a benefit of $0.7 million and an expense of $1.5 million, respectively, and are included in general and administrative expenses. The Company’s income tax expense in 2006 was insignificant.

Marketable Securities

The Company classifies its existing marketable equity and debt securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Investment, (“SFAS No. 115”). These securities are carried at fair market value, with unrealized gains and losses reported in stockholders’ equity as a component of accumulated other comprehensive income. Gains or losses on securities sold are based on the specific identification method. During the years ended December 31, 2006 and 2005, the Company realized gains totaling $1.9 million and $4.5 million, respectively, related to the sale of various equity securities. There were no gains or losses realized in 2004. At December 31, 2006, the carrying value of debt securities was $322.5 million, which includes $22.5 million in unrealized gains, and is included in other assets. At December 31, 2006 and 2005, the carrying values of equity securities were $15.2 million and $6.3 million, respectively, and are included in other assets.

Capital Raising Issuance Costs

Costs incurred in connection with the issuance of both common and preferred shares are recorded as a reduction in additional paid-in capital. Costs incurred in connection with the issuance of debt are deferred in other assets and amortized to interest expense over the remaining term of the related debt.

Segment Reporting

The Company reports its consolidated financial statements in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). The Company’s segments are based on the Company’s method of internal reporting which classifies its operations by leasing activities. The Company’s segments include: medical office buildings (“MOBs”) and triple-net leased.

Stock Split

As of March 2, 2004, each stockholder received one additional share of common stock for each share they own resulting from a 2-for-1 stock split declared by the Company on January 22, 2004. The stock split has been reflected in all periods presented.

Minority Interests and Mandatorily Redeemable Financial Instruments

As of December 31, 2006, there were 3.4 million non-managing member units outstanding in six limited liability companies of which the Company is the managing member: HCPI/Tennessee, LLC; HCPI/Utah, LLC; HCPI/Utah II, LLC; HCPI Indiana, LLC; HCP DR California, LLC and HCP DR Alabama, LLC. The Company consolidates these entities since it exercises control. The non-managing member LLC Units (“DownREIT units”) are exchangeable for an amount of cash approximating the then-current market value of shares of the Company’s common stock or, at the Company’s option, shares of the Company’s common stock (subject to certain adjustments, such as stock splits and reclassifications). Upon exchange of DownREIT units for the Company’s common stock, the carrying amount of the DownREIT units is reclassified to stockholders’ equity. At December 31, 2006, the market value of the 3.4 million DownREIT units was $219.2 million.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”), requires, among other things, that mandatorily redeemable financial instruments be classified as a liability and recorded at settlement value. Consolidated joint ventures with a limited-life are considered mandatorily redeemable. Implementation of the provisions of SFAS No. 150 that require the valuation and establishment of a liability for limited-life entities was subsequently deferred. As of December 31, 2006, the Company has 11 limited-life entities that have a settlement value of the minority interests of approximately $6.9 million, which is approximately $4.9 million more than the carrying amount.

Preferred Stock Redemptions

The Company recognizes the excess of the redemption value of cumulative redeemable preferred stock redeemed over its carrying amount as a charge to income in accordance with Financial Accounting Standards Board (“FASB”)—EITF Topic D-42, The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock (“EITF Topic D-42”). In July 2003, the SEC staff issued a clarification of the SEC’s position on the application of FASB EITF Topic D-42. The SEC staff’s position, as clarified, is that in applying EITF Topic D-42, the carrying value of preferred shares that are redeemed should be reduced by the amount of original issuance costs, regardless of where in stockholders’ equity those costs are reflected (see Note 15).

Life Care Bonds Payable

Two of the Company’s continuing care retirement communities (“CCRCs”) hold non-interest bearing life care bonds payable to certain residents of the CCRCs. Generally, the bonds are refundable to the resident or to the resident’s estate upon termination or cancellation of the CCRC agreement. One of the Company’s other seniors housing facilities requires that certain residents of the facility post non-interest bearing occupancy fee deposits that are refundable to the resident or the resident’s estate the earlier of the re-letting of the unit or after two years of vacancy. Proceeds from the issuance of new bonds and deposits are used to retire existing bonds. As the maturity of these obligations is not determinable, no interest is imputed. These amounts are included in other debt in the Company’s consolidated balance sheets.

New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a significant impact on the Company’s financial position or results of operations.

In April 2006, the FASB issued FASB Staff Position FIN 46R-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46R” (“FSP FIN 46R-6”). FSP FIN 46R-6 addresses how variability should be considered when applying FIN 46R. Variability affects the determination of whether an entity is a VIE, which interests are variable interests, and which party, if any, is the primary beneficiary of the VIE that is required to be consolidated. FSP FIN 46R-6 clarifies that the design of the entity also should be considered when identifying which interests are variable interests. FSP FIN 46R-6 must be applied prospectively to all entities in which the Company first becomes involved, beginning September 1, 2006. Early application is permitted. The adoption of FSP FIN 46R-6 did not have a material effect on the Company’s financial position or results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative effect adjustment to the beginning balance of retained earnings. The adoption of FIN 48 on January 1, 2007 is not expected to have a significant impact on the Company’s financial position or results of operations.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) Topic 1N, “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). The SEC staff is providing guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. The SEC staff indicates that “registrants must quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements.” If correcting a misstatement in the current year would materially misstate the current year’s income statement, the SEC staff indicates that the prior year financial statements should be adjusted. These adjustments to prior year financial statements are necessary even though such adjustments were appropriately viewed as immaterial in the prior year. If the Company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2007 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2007 opening balance in retained earnings. The adoption of SAB 108 is not expected to have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 requires prospective application for fiscal years ending after November 15, 2007. The Company is evaluating SFAS No. 157 and has not yet determined the impact the adoption will have on the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications have been made for comparative financial statement presentation.

(3)                                 Future Minimum Rents

Future minimum lease payments to be received, excluding operating expense reimbursements, from tenants under non-cancelable operating leases as of December 31, 2006, are as follows (in thousands):

Year	Amount
2007	$802,967
2008	763,810
2009	693,304
2010	650,089
2011	606,968
Thereafter	3,719,539
$7,236,677

(4)                                 Net Investment in Direct Financing Leases

The components of net investment in direct financing leases (“DFLs”) consisted of the following at December 31, 2006 (in thousands):

Minimum lease payments receivable	$1,512,411
Estimated residual values	515,470
Less unearned income	(1,349,868)
Net investment in direct financing leases	$678,013
Properties subject to direct financing leases	32

The DFLs were acquired in the Company’s merger with CRP. CRP determined that these leases were direct financing lease, and the Company is generally required to carry forward CRP’s accounting conclusions after the acquisition date relative to their assessment of these leases. Lease payments due to the Company relating to five land-only direct financing leases with a carrying value of $106.4 million are subordinate to first mortgage construction loans with third parties entered into by the tenants to fund development costs related to the properties. In addition, the Company’s land interest serves as collateral to the first mortgage construction lender.

Future minimum lease payments contractually due on direct financing leases at December 31, 2006, were as follows (in thousands):

Year	Amount
2007	$52,192
2008	53,330
2009	55,187
2010	57,273
2011	58,791
Thereafter	1,235,638
$1,512,411

(5)                                 Mergers with CNL Retirement Properties, Inc. and CNL Retirement Corp.

On October 5, 2006, HCP acquired CRP. CRP was a REIT that invested primarily in senior housing and medical office buildings located across the United States. This transaction further diversified HCP’s portfolio by property type, geographic location and operator, and diversified HCP’s sources of revenues across the healthcare industry. At the time of the CRP merger, CRP owned or held an ownership interest in 273 properties in 33 states.

Under the merger agreement with CRP, each share of CRP common stock was exchanged for $11.1293 in cash and 0.0865 of a share of the HCP’s common stock, equivalent to approximately $2.9 billion in cash, and 22.8 million shares. Fractional shares were paid in cash. The Company financed the cash consideration paid to CRP stockholders and the expenses related to the transaction through a $1 billon offering of senior unsecured notes and a draw down under new term and bridge loan facilities and a new three-year revolving credit facility.

Simultaneous with the closing of the merger with CRP, HCP also merged with CNL Retirement Corp. (“CRC”) for aggregate consideration of approximately $120 million, which included the issuance of 4.4 million shares of HCP common stock.

The calculation of the aggregate purchase price for CRP and CRC follows (in thousands):

Cash consideration paid for CRP common shares exchanged	$2,948,729
Fair value of HCP common shares issued	720,384
CRP and CRC merger consideration	3,669,113
CRP and CRC merger costs	27,983
Additional cash consideration paid to retire debt at closing, net of cash acquired	348,334
Total consideration, net of assumed liabilities	4,045,430
Fair value of liabilities assumed, including debt and minority interest	1,517,582
Total consideration	$5,563,012

Under the purchase method of accounting, the assets and liabilities of CRP and CRC were recorded at their relative fair values as of the date of the acquisition, with amounts paid in the excess of the fair value of the assets acquired recorded as goodwill. HCP obtained preliminary third-party valuations of the tangible and intangible assets, debt and certain other assets and liabilities. However, as of December 31, 2006, the purchase price allocation is preliminary and is pending the receipt of information necessary to complete the valuation of certain assets and liabilities. When finalized, adjustments to goodwill may result.

HCP has not identified any material unrecorded pre-acquisition contingencies where an impairment of the related asset or determination of the related liability is probable and the amount can be reasonably estimated. If information becomes available which would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation and goodwill may be adjusted accordingly.

The following table summarizes the preliminary estimated fair values of the CRP and CRC assets acquired and liabilities assumed as of the acquisition date of October 5, 2006 (in thousands):

Assets acquired
Buildings and improvements	$3,795,046
Land	516,254
Direct financing leases	675,500
Restricted cash	34,566
Intangible assets	417,479
Other assets	72,421
Goodwill	51,746
Total assets acquired	$5,563,012

Liabilities assumed
Mortgages payable and other debt	$1,299,109
Intangible liabilities	137,507
Other liabilities	75,705
Minority interests	5,261
Total liabilities assumed and minority interests	1,517,582
Net assets acquired	$4,045,430

CRC maintained change-in-control provisions with certain of its employees that allowed for enhanced severance and benefit payments. Included in the assets acquired and liabilities assumed above are intangible assets associated with employee non-compete agreements and a non-compete agreement with CNL Financial Group, CNL Real Estate Group and two other named individuals valued at $24.2 million. The value recorded for the non-compete agreements is being amortized over the non-compete contract period of four years.

The following unaudited pro forma consolidated results of operations assume that the acquisitions of CRP and CRC were completed as of January 1 for each of the fiscal years shown below (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005
Revenues	$943,485	$801,725
Net Income	351,239	73,364
Basic earnings per common share	$1.95	$0.32
Diluted earnings per common share	$1.94	$0.32

Pro forma data may not be indicative of the results that would have been obtained had the acquisitions actually occurred at the beginning of each of the periods presented, nor does it intend to be a projection of future results.

In connection with the CRP and CRC mergers, HCP incurred $14.0 million of merger-related costs primarily in the fourth quarter of 2006. These merger-related costs include the amortization of fees associated with the CRP acquisition financing, the write-off of unamortized deferred financing fees related to a previous line of credit, retention-related compensation, as well as other CRP integration costs. The Company expects to incur additional merger-related costs through 2007.

(6)                                 Real Estate Acquisitions and Dispositions

A summary of the Company’s other 2006 acquisitions follows (in thousands):

	Consideration				Assets Acquired
Acquisitions(1)	Cash Paid	Real Estate	Debt Assumed	DownREIT Units(2)	Real Estate	Net Intangibles
Medical office buildings	$141,449	$—	$11,928	$5,523	$147,522	$11,378
Senior housing facilities	222,275	16,600	68,819	—	299,970	7,724
Hospitals	41,490	—	—	—	40,661	829
Other healthcare facilities	36,070	—	—	—	33,306	2,764
	$441,284	$16,600	$80,747	$5,523	$521,459	$22,695

(1)                                  Includes transaction costs, if any.

(2)                                  Non-managing member LLC units.

In addition to the CRP acquisition discussed in Note 5, during the year ended December 31, 2006, the Company acquired properties aggregating $544 million, including the following significant acquisitions:

On November 30, 2006, the Company acquired four assisted living and independent living facilities for $51 million, through a sale-leaseback transaction. These facilities have an initial lease term of ten years, with two ten-year renewal options. The initial annual lease rate is approximately 8.0% with annual escalators based on the Consumer Price Index (“CPI”).

On May 31, 2006, the Company acquired nine assisted living and independent living facilities for $99 million, including assumed debt valued at $61 million, through a sale-leaseback transaction. These facilities have an initial lease term of ten years, with two ten-year renewal options. The initial annual lease rate is approximately 8.0% with annual CPI-based escalators.

During the three months ended March 31, 2006, the Company acquired 13 medical office buildings (“MOBs”) for $138 million, including DownREIT units valued at $6 million, in related transactions. The 13 buildings, with 730,000 rentable square feet, have an initial yield of 7.3%.

During the year ended December 31, 2006, the Company sold 83 properties for $512 million and recognized gains of approximately $275 million, which includes the sale of 69 skilled nursing facilities on December 1, 2006, for $392 million with a gain of approximately $226 million and one building, sold on July 25, 2006, for $73 million with a gain of approximately $32 million.

See discussions of the HCP Medical Office Portfolio, LLC and HCP Ventures III, LLC transactions in Note 9.

A summary of the Company’s 2005 acquisitions is as follows (in thousands):

	Consideration			Assets Acquired
Acquisitions(1)	Cash Paid	Debt Assumed	DownREIT Units(2)	Real Estate	Net Intangibles
Medical office buildings	$96,863	$61,424	$10,967	$154,182	$15,072
Senior housing facilities	313,744	52,060	19,431	379,745	5,490
	$410,607	$113,484	$30,398	$533,927	$20,562

(1)                                  Includes transaction costs, if any.

(2)                                  Non-managing member LLC units.

During the year ended December 31, 2005, the Company acquired properties aggregating $554 million, including 16 MOBs for $169 million and 25 senior housing facilities for $385 million.

During the year ended December 31, 2005, the Company sold 18 properties for $65 million and recognized net gains of $10 million.

See Note 23 for a discussion of acquisitions subsequent to December 31, 2006.

(7)                                 Intangibles

At December 31, 2006 and 2005, intangible lease assets, net, comprised of lease-up, favorable market lease intangibles, and intangible assets related to non-compete agreements were $380.6 million and $30.6 million, respectively. At December 31, 2006 and 2005, the accumulated amortization of intangible assets was $25.7 million and $8.0 million, respectively. The weighted average amortization period of intangible assets is approximately 21 and 12 years, respectively.

At December 31, 2006 and 2005, unfavorable market lease intangibles, net were $134.1 million and $5.4 million, respectively. At December 31, 2006 and 2005, the accumulated amortization of intangible liabilities was $6.8 million and $2.2 million, respectively. The weighted average amortization period of unfavorable market lease intangibles is approximately 12 and 6 years, respectively.

For the years ended December 31, 2006 and 2005, rental income includes additional revenues of $1.5 million and $2.0 million from the amortization of net unfavorable market lease intangibles, respectively. For the years ended December 31, 2006 and 2005, operating expense includes additional expense of $0.7 million and $0.1 million from the amortization of net favorable market lease intangibles, primarily related to ground leases, respectively. There was no amortization of favorable or unfavorable market lease intangibles in 2004.

Estimated aggregate amortization of intangible assets and liabilities for each of the five Totalsucceeding fiscal years and thereafter follows (in thousands):

	Intangible Assets, net	Intangible Liabilities, net	Total Intangible Amortization, net
2007	$49,605	$13,260	$36,345
2008	51,068	14,454	36,614
2009	42,649	13,844	28,805
2010	33,698	11,720	21,978
2011	25,911	11,063	14,848
Thereafter	177,637	69,709	107,928
	$380,568	$134,050	$246,518

(8)                                 Operator Concentration

Tenet Healthcare Corporation (“Tenet”) (NYSE: THC) and Brookdale Senior Living Inc. (“Brookdale”) (NYSE: BKD), or American Retirement Corporation (“ARC”) (NYSE: ARC) prior to Brookdale’s acquisition of ARC on July 25, 2006, accounted for 9% and 8%, respectively, of the Company’s revenue in 2006 and accounted for 14% and 11%, respectively, of the Company’s revenue in 2005. The carrying amount of the Company’s real estate assets leased to Tenet and Brookdale was $333 million and $625 million, respectively, at December 31, 2006.

In addition, Sunrise Senior Living (NYSE:SRZ) (“Sunrise”) accounted for 6% of the Company’s revenue in 2006. The carrying amount of the Company’s real estate assets operated by Sunrise was $2.2 billion at December 31, 2006. Prior to the Company’s merger with CRP on October 5, 2006, Sunrise was not an operator of any of the Company’s properties.

Tenet, Brookdale and Sunrise are publicly traded and are subject to the informational filing requirements of the Securities and Exchange Act of 1934, as amended. Accordingly, each is required to file periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission.

Certain operators of the Company’s properties are experiencing financial, legal and regulatory difficulties. The loss of a significant operator or a combination of smaller operators could have a material impact on the Company’s financial position or results of operations.

(9)                                 Investments in and Advances to Joint Ventures

HCP Medical Office Portfolio, LLC (“HCP MOP”)

HCP MOP was a joint venture formed in June 2003 between the Company and an affiliate of General Electric Company (“GE”). HCP MOP was engaged in the acquisition, development and operation of MOB properties. Prior to November 30, 2006, the Company was the managing member and had a 33% ownership interest therein. On November 30, 2006, the Company acquired the interest held by GE for $141 million, which resulted in the consolidation of HCP MOP beginning on that date. The Company is now the sole owner of the venture and its 59 MOBs, which have approximately four million rentable square feet.

The calculation of the carrying amount of the assets and liabilities for HCP MOP follows (in thousands):

Cash consideration paid for GE’s partnership interest	$141,286
Carrying value of equity method investment	42,427
183,713
Additional cash considerations paid to retire GE’s loan to the venture and acquisition costs, net of cash acquired	(3,123)
Total, net of assumed liabilities	180,590
Fair value of liabilities assumed, including debt	277,993
Total	$458,583

Under the purchase method of accounting, the cost of the HCP MOP acquisition was allocated based on the relative fair values as of the date that the Company acquired each of its interests in HCP MOP. HCP obtained preliminary third-party valuations of the tangible and intangible assets, debt and certain other assets and liabilities. As of December 31, 2006, the purchase price allocation is preliminary and is pending information necessary to complete the valuation of certain tangible assets and intangibles.

The following table summarizes the preliminary estimated purchase price allocation as of November 30, 2006 for HCP MOP (in thousands):

Assets acquired (in thousands)
Buildings and improvements	$342,073
Land	18,397
Restricted cash	2,056
Intangible assets	85,853
Other assets	10,204
Total assets acquired	$458,583

Liabilities assumed
Mortgages payable	$250,741
Intangible liabilities	10,841
Other liabilities	16,411
Total liabilities assumed	277,993
Net assets acquired	$180,590

Prior to November 30, 2006, the Company accounted for its investment in HCP MOP using the equity method of accounting because it exercised significant influence through voting rights and its position as managing member. However, the Company did not consolidate HCP MOP until November 30, 2006, since it did not control, through voting rights or other means, the joint venture as GE had substantive participating decision making rights and had the majority of the economic interest. The accounting policies of HCP MOP prior to November 30, 2006, are the same as those described in the summary of significant accounting policies (see Note 2).

Summarized unaudited condensed consolidated financial information of HCP MOP for the periods prior to consolidation follows (in thousands):

December 31, 2005
Real estate, at cost	$390,840
Less accumulated depreciation and amortization	21,342
Net real estate	369,498
Real estate held for sale, net	78,811
Other assets, net	36,755
Total assets	$485,064
Mortgage loans and notes payable	$270,046
Mortgage loans on assets held for sale	58,232
Other liabilities	21,824
GE’s capital	90,424
HCP’s capital	44,538
Total liabilities and members’ capital	$485,064

	Period from January 1, 2006 to November 30,	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Total revenues	$70,967	$71,107	$66,383
Discontinued operations	$20,512	$(2,715)	$1,482
Net income (loss)	$23,767	$(3,829)	$4,932
HCP’s equity income (loss)	$7,820	$(1,379)	$1,537
Fees earned by HCP	$3,066	$3,102	$3,112
Distributions received	$13,667	$5,302	$98,291

In August and September 2005, ten medical office buildings owned by HCP MOP, principally in Louisiana and the surrounding area, sustained varying degrees of damage due to hurricanes Katrina and Rita. Four of the buildings incurred substantial damage and are a total loss. For the years ended December 31, 2005 and 2004, the four buildings generated revenues for HCP MOP of $0.9 million and $1.4 million, respectively. At December 31, 2005, the remaining six buildings had resumed operations with repairs completed as of June 30, 2006.

As of December 31, 2005, the $3.8 million carrying value of the four buildings with substantial damage was written off and an equal amount was recorded as a receivable for the expected insurance proceeds. Repairs and other related expenditures for damages caused by hurricanes Katrina and Rita for the eleven-month period ended November 30, 2006, were approximately $2.2 million, and were added to the expected insurance receivable. For the eleven-month period ended November 30, 2006, HCP MOP received $6.4 million in proceeds from its insurance carriers, including $1.3 million in excess of insurance receivable. Excess insurance proceeds are recorded as a gain at the time that the claims are settled with the carrier.

During the eleven-month period ended November 30, 2006, HCP MOP sold 34 MOBs with 1.4 million of rentable square feet for $100.7 million, net of transaction costs, and recognized aggregate gains of approximately $19.7 million. In connection with these transactions, approximately $64.9 million of HCP MOP’s mortgage debt was either repaid or assumed by the purchasers.

Other Unconsolidated Joint Ventures

The Company owns interests in the following entities which are accounted for under the equity method at December 31, 2006 (dollars in thousands):

Entity	Investment(1)	Ownership
Arborwood Living Center, LLC	$834	45%
Edgewood Assisted Living Center, LLC(2)	(352)	45%
Greenleaf Living Centers, LLC	440	45%
Seminole Shores Living Center, LLC(2)	(783)	50%
Suburban Properties, LLC(3)	5,809	67%
HCP Ventures III, LLC	14,268	26%
	$20,216

(1)                                  Represents the Company’s investment in the unconsolidated joint venture. See Note 2 regarding the Company’s policy for accounting for joint venture interests. At December 31, 2006, investments in and advances to unconsolidated joint ventures includes outstanding advances to HCP Ventures III, LLC and Suburban Properties, LLC of approximately $4 million in the aggregate.

(2)                                  Negative investment amounts are included in accounts payable and accrued liabilities.

(3)                                  Suburban Properties, LLC is not consolidated since the Company does not control, through voting rights or other means, the joint venture.

On October 27, 2006, the Company formed an MOB joint venture (HCP Ventures III) with an institutional capital partner. The joint venture includes 13 properties valued at $140 million and encumbered by $92 million of mortgage debt. Upon formation, the Company received approximately $36 million in proceeds, including a one-time acquisition fee of $0.7 million. The Company retained an effective 26% interest in the venture, will act as the managing member, and will receive ongoing asset management fees.

On June 30, 2005, the Company sold its minority interests in two joint ventures with ARC for $6.2 million in exchange for a note collateralized by certain partnership interests of ARC. The note bears interest at 9% per annum and matures in June 2010. The gain on sale of $2.4 million was deferred and will be recognized under the installment method of accounting as the principal balance of the note is repaid. These joint ventures were accounted for by the Company under the equity method prior to June 30, 2005.

Summarized unaudited condensed combined financial information for the other unconsolidated joint ventures follows:

	December 31,
	2006	2005
	(in thousands)
Real estate, net	$150,206	$14,708
Other assets, net	25,358	1,407
Total assets	$175,564	$16,115
Notes payable	$116,805	$15,449
Accounts payable	13,690	55
Other partners’ capital	32,549	351
HCP’s capital	12,520	260
Total liabilities and partners’ capital	$175,564	$16,115

	Year Ended December 31,
	2006	2005(1)	2004(1)
	(in thousands)
Total revenues	$7,508	$4,420	$13,244
Net income	$635	$442	$3,432
HCP’s equity income	$511	$256	$620
Fees earned by HCP	$829	$82	$181
Distributions received, net	$26,779	$—	$694

(1)                                  Includes financial information related to two joint ventures with ARC that were sold on June 30, 2005.

As of December 31, 2006, the Company has guaranteed approximately $7 million of a total of $116.8 million of notes payable for four of these joint ventures.

(10)                          Loans Receivable

	December 31,
	2006			2005
	Real Estate Secured	Other	Total	Real Estate Secured	Other	Total
	(in thousands)
Joint venture partners	$—	$7,054	$7,054	$—	$7,006	$7,006
Other	121,482	69,624	191,106	175,426	6,663	182,089
Loan loss allowance	—	(1,680)	(1,680)	—	(2,264)	(2,264)
	$121,482	$74,998	$196,480	$175,426	$11,405	$186,831

On March 14, 2006, the Company received $38 million in proceeds, including $7.3 million in excess of the carrying value, upon the early repayment of a secured loan receivable due May 1, 2010. The amount received in excess of the carrying value of the secured loan receivable was recorded as interest income and is included in interest and other income in the Company’s consolidated statements of income for the year ended December 31, 2006. This loan was secured by nine skilled nursing facilities and carried an interest rate of 11.4% per annum.

On February 9, 2006, the Company refinanced two existing loans secured by a hospital in Texas. The loans were combined into a new single loan that bears interest at 8.5% per annum and matures 2016. The original maturity of these loans was January 2006 with a weighted average interest rate of 10.35%.

On December 28, 2005, the Company issued a $40 million loan secured by a hospital in Texas. The note bears interest at 8.75% per annum. Subject to certain performance conditions, the Company may fund an additional $10 million under the existing loan agreement.

Through the Company’s merger with CRP, it assumed an agreement to provide an affiliate of the Cirrus Group, LLC (“Cirrus”) with an interest only, five-year, senior secured term loan under which up to $85.0 million may be borrowed to finance the acquisition, development, syndication and operation of new and existing surgical partnerships. Certain of these surgical partnerships are tenants in the MOBs CRP acquired from Cirrus. During the first 48 months of the term, which began in August 2005, interest at a rate of 14.0%, will accrue, of which 9.5% will be payable monthly and the balance of 4.5% will be deferred. Thereafter, interest at the greater of 14.0% or LIBOR plus 9.0% will be payable monthly. The loan is subject to equity contribution requirements and borrower financial covenants that govern the draw down availability. The loan is collateralized by all of the assets of the borrower, which are comprised primarily of interest in partnerships operating surgical facilities in premises leased from a Cirrus affiliate and is guaranteed up to $50.0 million through a combination of (i) a personal guarantee of up to $13.0 million by a principal of Cirrus and (ii) a guarantee of the balance by other principals of Cirrus under arrangements for recourse limited only to their interests in certain entities owning real estate. At December 31, 2006, the carrying value of this loan is $66.0 million.

At December 31, 2006, minimum future principal payments to be received on secured loans receivable are $8.2 million in 2007, $1.6 million in 2008, $11.1 million in 2009, $12.5 million in 2010, $2.8 million in 2011, and $85.3 million thereafter.

Following is a summary of secured loans receivable secured by real estate at December 31, 2006:

Final Payment Due	Number of Loans	Payment Terms	Initial Principal Amount	Carrying Amount
			(in thousands)
2007	1	Monthly interest payments of $78,000 at 12.75%, and quarterly principal payments of $238,000. Secured by leasehold interests in six properties.	$13,500	$7,340
2008	1	Monthly interest payments of $6,000, at 10.50% and monthly principal payments of $2,000. Secured by an assisted living facility in Wisconsin.	800	703
2009	3	Monthly interest payments of $16,000 to $36,000, at 6.00% to 12.91%. Monthly principal payments of $3,000 to $5,000. Secured by four assisted living facilities in California, Montana, Georgia, and South Carolina.	10,478	10,476
2010	1	Monthly interest payments of $132,000 at 10.88%. Monthly principal payments of $53,000. Secured by two assisted living facilities in Colorado.	18,397	14,549
2011	1	Monthly interest payments of $28,000 at 10.14%. Monthly principal payments of $9,000. Secured by an assisted living facility in North Carolina.	3,859	3,257
2013-2016	3	Monthly interest payments of $73,000 to $262,000 at 8.5% to 8.75%. No monthly principal payments. Secured by two acute care facilities in Texas.	79,593	85,157
	10		$126,627	$121,482

(11)                          Other Assets

The Company’s other assets consisted of the following:

	December 31,
	2006	2005
	(in thousands)
Marketable debt securities	$322,500	$—
Marketable equity securities	15,159	6,333
Restricted cash	38,504	2,270
Goodwill	51,746	—
Straight-line rent assets, net	35,582	18,439
Other	51,348	19,483
Total other assets	$514,839	$46,525

On November 17, 2006, the Company purchased $300 million senior secured notes issued by HCA Inc. (“HCA”). These notes accrue interest at 9.625%, mature on November 15, 2016, and are secured by second-priority liens on the HCA’s and its subsidiary guarantors’ assets. At December 31, 2006, the fair value of these senior secured notes was $322.5 million and are classified as held for sale. The issuer of these notes may elect to pay interest in cash by increasing the principal amount of the notes for the entire amount of the interest payments, or by paying half of the interest in cash and half in additional notes. The first payment due on May 15, 2007 is only payable in cash. After November 15, 2011, all interest on these notes will be payable in cash. If the issuer elects to pay by adding to the principal amount or with additional notes, the accrual rate is at 10.375%.

(12)                          Debt

Bank Lines of Credit

On October 5, 2006, in connection with the CRP merger, the Company entered into credit agreements with a syndicate of banks providing for aggregate borrowings of $3.4 billion. The facilities included a $0.7 billion bridge loan, a $1.7 billion two-year term loan, and a $1.0 billion three-year revolving credit facility.

The Company repaid the bridge loan facility on November 10, 2006. The bridge loan facility accrued interest at a rate per annum equal to LIBOR plus a margin ranging from 0.60% to 1.35%, depending upon the Company’s debt ratings.

At December 31, 2006, borrowings under the term loan facility were $504.6 million with a weighted average rate of 6.22%. The Company repaid all amounts outstanding under the term loan, through its capital market transactions in January 2007.

At December 31, 2006, borrowings under the $1.0 billion revolving credit facility were $624.5 million with a weighted average interest rate of 6.05%. The revolving credit facility matures on October 2, 2009, and accrues interest at a rate per annum equal to LIBOR plus a margin ranging from 0.475% to 1.10%, depending upon the Company’s non-credit enhanced senior unsecured long-term debt ratings (“debt ratings”). The Company pays a facility fee on the entire revolving commitment ranging from 0.125% to 0.25%, depending upon its debt ratings. The revolving credit facility contains a negotiated rate option, which is available for up to 50% of borrowings, whereby the lenders participating in the credit facility bid on the interest to be charged and which may result in a reduced interest rate. Based on the Company’s debt ratings on December 31, 2006, the margin on the revolving loan facility is 0.70% and the facility fee is 0.15%.

The revolving credit agreement contains certain financial restrictions and other customary requirements. Among other things, these covenants, using terms defined in the agreement, initially limit (i) Consolidated Total Indebtedness to Consolidated Total Asset Value to 70%, (ii) Secured Debt to Consolidated Total Asset Value to 30% and (iii) beginning January 1, 2007, Unsecured Debt to Consolidated Unencumbered Asset Value to 100%. The agreement also requires that the Company maintains (i) a Fixed Charge Coverage ratio, as defined, of 1.50 times and (ii) a formula-determined Minimum Tangible Net Worth. These financial covenants become more restrictive over a period of approximately two years and ultimately (i) limit Consolidated Total Indebtedness to Consolidated Total Asset Value to 60%, (ii) limit Unsecured Debt to Consolidated Unencumbered Asset Value to 65%, and (iii) require a Fixed Charge Coverage ratio, as defined, of 1.75 times. As of December 31, 2006, the Company was in compliance with each of the restrictions and requirements.

Senior Unsecured Notes

Following is a summary of senior unsecured notes outstanding at December 31, 2006 (dollars in thousands):

Year Issued	Maturity	Principal Amount	Interest Rate
1997	2007	$20,000	7.30-7.62%
2006	2008	300,000	5.84
1995	2010	6,421	6.62
2005	2010	200,000	4.88
2006	2011	300,000	5.95
2002	2012	250,000	6.45
2006	2013	550,000	5.63-5.65
2004	2014	87,000	5.39-6.00
2003	2015	200,000	6.00
1998	2015	200,000	7.07
2006	2016	400,000	6.30
2005	2017	250,000	5.63
		2,763,421
Net discounts		(14,899)
		$2,748,522

The weighted average interest rate on the senior unsecured notes at December 31, 2006 and 2005, was 5.88% and 6.23%, respectively. Discounts and premiums are amortized to interest expense over the term of the related debt.

On December 4, 2006, the Company issued $400 million of 5.65% senior unsecured notes due in 2013. The notes were priced at 99.768% of the principal amount for an effective yield of 5.69%. The Company received net proceeds of $396 million, which were used to repay indebtedness under the term loan facility.

On September 19, 2006, the Company issued $1 billion of senior unsecured notes, which consisted of $300 million of floating rate notes due in 2008, $300 million of 5.95% notes due in 2011, and $400 million of 6.30% notes due in 2016. The notes were priced at 100% of the principal amount for the floating rate notes due in 2008, 99.971% of the principal amount for an effective yield of 5.957% for the 5.95% notes due in 2011, and 99.877% of the principal amount for an effective yield of 6.317% for the 6.30% notes due in 2016. The Company received net proceeds of $994 million, which together with cash on hand and borrowings under the new credit facilities were used to repay its then existing credit facility and to finance the CRP merger.

On February 27, 2006, the Company issued $150 million of 5.625% senior unsecured notes due in 2013. The notes were priced at 99.071% of the principal amount for an effective yield of 5.788%. The Company received net proceeds of $149 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

In February and October 2006, the Company repaid an aggregate of $255 million of maturing senior unsecured notes which accrued interest at a weighted average rate of 7.1%.

On January 22, 2007, the Company issued $500 million of 6.00% senior unsecured notes due in 2017. The notes were priced at 99.323% of the principal amount for an effective yield of 6.09%. The Company received net proceeds of $493 million, which were used to repay its term loan facility and borrowings under its revolving credit facility.

The senior unsecured notes contain certain covenants including limitations on debt and other terms customary in transactions of this type. As of December 31, 2006, the Company was in compliance with each of the restrictions and requirements.

Mortgage Debt

At December 31, 2006, the Company had $2.2 billion in mortgage debt secured by 269 healthcare facilities with a carrying amount of $4.5 billion. Interest rates on the mortgage notes ranged from 3.72% to 9.32%. At December 31, 2006 and 2005, the weighted-average interest rate on mortgage notes payable was 6.0% and 7.05%, respectively.

On December 21, 2006, in anticipation of the Company’s senior housing joint venture that closed on January 5, 2007, the Company expanded its existing secured debt facility with Fannie Mae to $686 million, receiving $446 million in proceeds. The Fannie Mae facility, which encumbers the venture’s 25 assets, bears interest at a weighted average rate of 5.66%, with $119 million maturing in October 2013, and $567 million maturing in November 2016. The funds from the expanded debt facility were used to repay borrowings under the Company’s term loan facility. At December 31, 2006, the balance of this facility was $686 million and is classified as mortgage debt on assets held for contribution.

In addition to the mortgage debt issued under the Fannie Mae facility discussed above, during 2006, the Company obtained $165 million of ten-year mortgage financing with a weighted average effective rate of 6.36% in five separate transactions. The Company received net proceeds of $161.9 million, which were used to repay outstanding indebtedness and for other general corporate purposes.

The instruments encumbering the properties restrict title transfer of the respective properties subject to the terms of the mortgage, prohibit additional liens, restrict prepayment, require payment of real estate taxes, maintenance of the properties in good condition, maintenance of insurance on the properties and include a requirement to obtain lender consent to enter into material tenant leases.

Other Debt

In connection with the CRP merger on October 5, 2006, the Company assumed $104.5 million of non-interest bearing Life Care Bonds at its two CCRCs and non-interest bearing occupancy fee deposits at another of its senior housing facilities, all of which were payable to certain residents of the facilities (collectively “Life Care Bonds”). At December 31, 2006, $61.5 million of the Life Care Bonds  were refundable to the residents upon the resident moving out or to a resident’s estate upon the resident’s death, and $46.2 million of the Life Care Bonds  were refundable after the unit has been successfully remarketed to a new resident.

Debt Maturities

Debt maturities and scheduled principal payments at December 31, 2006 are as follows (in thousands):

Year	Bank Line of Credit and Term Loan	Senior Notes	Mortgage Notes	Total
2007	$—	$20,000	$68,972	$88,972
2008	504,593	300,000	98,228	902,821
2009	624,500	—	276,407	900,907
2010	—	206,421	302,174	508,595
2011	—	300,000	157,520	457,520
Thereafter	—	1,937,000	1,306,707	3,243,707
	$1,129,093	$2,763,421	$2,210,008	$6,102,522

(13)                          Commitments and Contingencies

The Company, from time to time, is party to legal proceedings, lawsuits and other claims in the ordinary course of the Company’s business. These claims, even if not meritorious, could force the Company to spend significant financial resources. Except as described below, the Company is not aware of any legal proceedings or claims that it believes will have, individually or taken together, a material adverse effect on its business, prospects, financial condition or results of operations.

Limited Partnership Litigation.   On September 26, 2005, the Company filed a lawsuit in Superior Court of California, County of San Diego entitled Health Care Property Investors, Inc. v. Fenton Partners, Fenton & Grust, LLC and SRG Holdco, LP. The Company held an option to acquire certain limited partnership units in SRG Holdco, LP. The Company settled this lawsuit on November 11, 2005. The settlement included a payment to the Company of $1.7 million. The Company accounted for the transfer of this financial asset as a sale and recognized a gain of approximately $1.3 million based on the proceeds received less the carrying value of the securities. The net gain from the sale of these securities is included in interest and other income.

State of California Senate Bill 1953.   One of the Company’s properties located in Tarzana, California is affected by State of California Senate Bill 1953 (SB 1953), which requires certain seismic safety building standards for acute care hospital facilities. This hospital is operated by Tenet under a lease expiring in February 2009. The Company and Tenet are currently reviewing the SB 1953 compliance of this hospital, multiple plans of action to cause such compliance, the estimated time for completing the same, and the cost of performing necessary remediation of the property. HCP cannot currently estimate the remediation costs that will need to be incurred prior to 2013 in order to make the facility SB 1953-compliant through 2030, and the final allocation of any remediation costs between the Company and Tenet. Rent on the hospital in 2006 and 2005 was $10.8 million for each year and the carrying amount was $73.9 million at December 31, 2006.

Master Trust Liabilities.   Certain residents of two of the Company’s senior housing facilities have entered into a master trust agreement with the operator of the facilities whereby amounts paid upfront by such residents were deposited into a trust account. These funds were then made available to the senior housing operator in the form of a non-interest bearing loan to provide permanent financing for the related communities. The operator of the senior housing facility is the borrower under these arrangements; however, two of the Company’s properties are collateral under the master trust agreements. As of December 31, 2006, the remaining obligation under the master trust agreements for these two properties is $10 million. The Company’s property is released as collateral as the master trust liabilities are extinguished.

SCCI Stock Purchase Agreement.   On July 28, 2005, in connection with the acquisition of SCCI Healthcare Services Corporation (“SCCI”) by Triumph Healthcare Holdings, Inc. (“Buyer”), the Company sold its securities in SCCI, with a carrying value of zero, and received proceeds of $2.9 million. Pursuant to certain indemnities specified in the related Stock Purchase Agreement (“SPA”), the Company could be required to return or pay to the Buyer a portion of the proceeds received from the sale of its shares in certain circumstances. Specifically, the SPA provides that each seller under the SPA, severally but not jointly, indemnifies Buyer for damages relating to certain legal proceedings, which are defined in the SPA. The SPA generally imposes an aggregate cap on the liability of the sellers for indemnities under the SPA in the amount of $17.5 million, which sum was deposited into escrow at the closing of the sale as a holdback. The Company accounted for the transfer of this financial asset as a sale and recognized a gain of approximately $2.8 million based on the proceeds received less the estimated fair value of the indemnities. The gain from the sale of these securities is included in interest and other income in the Company’s results of operations for the year ended December 31, 2005.

Earn-out Obligations.   Pursuant to the terms of certain acquisition-related agreements, the Company may be obligated to make additional payments (“Earn-outs”) upon the achievement of certain criteria. If it is probable at the time of acquisition of the related properties that the Earn-out criteria will be achieved, the Earn-out payments are accrued. Otherwise, the additional purchase consideration is recognized when the performance criteria are achieved. During the year ended December 31, 2006, the Company made Earn-out payments in the aggregate of $6.7 million.

General Uninsured Losses.   The Company obtains various types of insurance to mitigate the impact of property, business interruption, liability, flood, earthquake and terrorism related losses. The Company attempts to obtain appropriate policy terms, conditions, limits and deductibles considering the relative risk of loss, the cost of such coverage and current industry practice. There are, however, certain types of extraordinary losses, such as those due to acts of war or other events that may be either uninsurable or not economically insurable. Although the Company has obtained coverage to mitigate the impact of various casualty losses, with policy specifications and insured limits that it believes are commercially reasonable, there can be no assurance that the Company will be able to collect under such policies or that the policies will provide adequate coverage. Should an uninsured loss occur at a property, the Company’s assets may become impaired and the Company may not be able to operate its business at the property for an extended period of time.

Leases with certain tenants contain purchase options whereby the tenant may elect to acquire the underlying real estate. Annualized lease payments to be received from leases subject to purchase options, in the year that these purchase options are exercisable, are summarized as follows (dollars in thousands):

Year	Base Rent	Number of Properties
2007	$6,040	11
2008	18,907	5
2009	34,952	20
2010	7,161	11
2011	2,174	3
Thereafter	80,567	87
	$149,801	137

The Company’s rental expense attributable to continuing operations for the years ended December 31, 2006, 2005 and 2004 was approximately $4.2 million, $2.6 million and $1.3 million, respectively. These rental expense amounts include ground rent and other leases. Future minimum lease obligations under non-cancelable ground leases as of December 31, 2006 were as follows (in thousands):

Year	Amount
2007	$1,380
2008	1,396
2009	1,410
2010	1,423
2011	1,439
Thereafter	79,837
Total	$86,885

(14)                          Derivative Financial Instruments

In July 2005, the Company entered into three interest-rate swap contracts that are designated as hedging the variability in expected cash flows for variable rate debt assumed in connection with the acquisition of a portfolio of real estate assets in July 2005. The cash flow hedges have a notional amount of $45.6 million and expire in July 2020. The fair value of these contracts at December 31, 2006, was $0.3 million and is included in other liabilities. For the year ended December 31, 2006, the Company recognized increased interest expense of $0.2 million attributable to the contracts. The Company determined that these swap agreements were highly effective in offsetting future variable-interest cash flows related to the assumed mortgages. The effective portion of gains and losses on these contracts is recognized in accumulated other comprehensive income (loss) whereas the ineffective portion is recognized in earnings. During the years ended December 31, 2006 and 2005, there was no ineffective portion related to these hedges.

In August 2006, the Company entered into two treasury lock contracts that were designated as hedging the variability in forecasted interest payments, attributable to changes in the U.S. Treasury rate, on long-term fixed rate debt forecasted to be issued between September 1 and October 31, 2006. The cash flow hedges had a notional principal amount of $560.5 million and were settled on September 16, 2006, which was the date that the forecasted debt was issued. The cash settlement value of these contracts at September 16, 2006, was $4.4 million. The unamortized amount of these contracts at December 31, 2006, is $4.3 million and is included in accumulated other comprehensive income (loss). The Company determined that these treasury lock agreements were highly effective in offsetting future variability of forecasted interest payments. Amounts reported in accumulated other comprehensive income (loss) related to these hedges will be recognized as additional interest expense on the Company’s hedged fixed-rate debt that will mature in 2011 and 2016. During 2007, the Company estimates that $0.5 million will be recognized as additional interest expense.

(15)                          Stockholders’ Equity

Common Stock

Dividends on the Company’s common stock are characterized for federal income tax purposes as taxable ordinary income, capital gain distributions, nontaxable distributions or a combination thereof. Following is the characterization of the Company’s annual common stock dividends per share:

	Year Ended December 31,
	2006	2005	2004
Taxable ordinary income	$1.1124	$1.0492	$1.0730
Capital gain distribution	0.5285	0.0300	—
Nontaxable distribution	0.0591	0.6008	0.5970
	$1.7000	$1.6800	$1.6700

For the period from January 1, 2006 through October 5, 2006, 100 percent of the distributions received by CRP stockholders were considered to be capital gain dividends, all of which were also unrecaptured IRC Section 1250 gain income.

For the year ended December 31, 2005, approximately 67 percent of the distributions received by CRP stockholders were considered to be ordinary income and 33 percent were considered a return of capital for federal income tax purposes. During the year ended December 31, 2004, approximately 60 percent of the distributions received by CRP stockholders were considered to be ordinary income and approximately 40 percent were considered a return of capital for federal income tax purposes.

During 2006 and 2005, the Company issued 0.8 million and 0.9 million shares of common stock, respectively, under its Dividend Reinvestment and Stock Purchase Plan (DRIP).

On October 5, 2006, the Company issued an aggregate of 27.2 million shares of common stock in connection with the CRP and CRC mergers.

On November 10, 2006, the Company issued 33.5 million shares of common stock and received net proceeds of approximately $960 million.

On January 19, 2007, the Company issued 6.8 million shares of its common stock and received net proceeds of approximately $261 million.

On January 29, 2007, the Company announced that its Board declared a quarterly cash dividend of $0.445 per share. The common stock cash dividend will be paid on February 21, 2007 to stockholders of record as of the close of business on February 5, 2007.

Preferred Stock

The Series E and Series F preferred stock have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company. Dividends are payable quarterly in arrears. The following summarizes cumulative redeemable preferred stock outstanding at December 31, 2006:

Series	Shares Outstanding	Issue Price	Dividend Rate	Callable at Par on or After
Series E	4,000,000	$25/share	7.25%	September 15, 2008
Series F	7,820,000	$25/share	7.10%	December 3, 2008

Dividends on preferred stock are characterized as ordinary income, capital gains, or a combination thereof for federal income tax purposes and are summarized in the following annual distribution table:

		Annual Dividends Per Share
	Dividend	Capital Gain Distribution		Ordinary Income
	Rate	2006	2005	2006	2005	2004
Series E	7.250%	$0.5838	$0.0504	$1.2287	$1.7621	$1.8125
Series F	7.100	0.5717	0.0493	1.2033	1.7257	1.9180

On September 15, 2003, the Company issued 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock at $25 per share, generating gross proceeds of $100 million.

On December 3, 2003, the Company issued 7,820,000 shares of 7.10% Series F Cumulative Redeemable Preferred Stock at $25 per share, raising gross proceeds of $195.5 million.

On January 29, 2007, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.45313 per share on its Series E cumulative redeemable preferred stock and $0.44375 per share on its Series F cumulative redeemable preferred stock. These dividends will be paid on March 31, 2007 to stockholders of record as of the close of business on March 15, 2007.

Accumulated Other Comprehensive Income (Loss) (“AOCI”)

	December 31,
	2006	2005
	(in thousands)
AOCI—unrealized gains on available for sale securities	$24,536	$1,080
AOCI—unrealized gains (losses) on cash flow hedges	(4,596)	388
Supplemental Executive Retirement Plan (“SERP”) minimum liability	(2,215)	(2,316)
Total Accumulated Other Comprehensive Income (Loss)	$17,725	$(848)

(16)                          Impairments

During 2006, 30 properties were deemed impaired resulting in impairment charges of $9.6 million. Impairment charges principally arose as a result of the disposition of four properties, the contribution of 25 properties into a senior housing joint venture in January 2007, and a decrease in expected cash flows from one property. During 2005, no properties were determined to be impaired. During 2004, 16 properties were deemed impaired resulting in impairment charges of $17.1 million. During 2004, impairment charges principally arose as a result of reduced anticipated holding periods and planned near-term dispositions. Impairment charges are summarized as follows:

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Continuing operations	$3,577	$—	$410
Discontinued operations	6,004	—	16,657
	$9,581	$—	$17,067

(17)                          Supplemental Cash Flow Information

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Supplemental cash flow information:
Interest paid, net of capitalized interest and other	$165,508	$99,862	$87,168
Taxes paid	13	106	1,716
Non-cash information:
Capitalized interest	895	637	1,650
Mortgages assumed on acquired properties	80,747	113,484	81,386
Mortgages included with real estate dispositions	91,730	—	31,397
Loans received upon sale of unconsolidated joint venture investments	—	6,228	—
Non-managing member units issued in connection with acquisitions	2,752	30,398	1,086
Loans receivable settled in connection with real estate acquisitions	—	—	94,768
Accrued dividends	—	—	1,118
Restricted stock issued, net of cancellations	241	121	124
Unrealized gains on available for sale securities and derivatives designated as cash flow hedges	22,826	1,468	—
Conversion of non-managing member units into common stock	5,523	2,601	4,777

See also discussions of the CRP merger, HCP MOP and HCP Ventures III transactions in Notes 5 and 9.

(18)                          Earnings Per Common Share

The Company computes earnings per share in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per common share is computed by dividing net income applicable to common shares by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is calculated including the effect of dilutive securities. Approximately 0.9 million and 1.0 million options to purchase shares of common stock that had an exercise price in excess of the average market price of the common stock during 2005 and 2004 were not included because they are not dilutive. Additionally, 6.0 million shares issuable upon conversion of 3.4 million non-managing member units in 2006 and 2005, and 5.1 million shares issuable upon conversion of 2.5 million non-managing member units in 2004 were not included since they are anti-dilutive.

The following table illustrates the computation of basic and diluted earnings per share for the years ended December 31 (dollars in thousands, except per share and share amounts):

	2006	2005	2004
Numerator
Income from continuing operations	$82,042	$92,025	$95,135
Preferred stock dividends	(21,130)	(21,130)	(21,130)
Income from continuing operations applicable to common shares	60,912	70,895	74,005
Discontinued operations	335,505	81,032	73,905
Net income applicable to common shares	$396,417	$151,927	$147,910
Denominator
Basic weighted average common shares	148,236	134,673	131,854
Dilutive stock options and restricted stock	990	887	1,508
Diluted weighted average common shares	149,226	135,560	133,362
Basic earnings per common share
Income from continuing operations	$0.41	$0.53	$0.56
Discontinued operations	2.26	0.60	0.56
Net income applicable to common stockholders	$2.67	$1.13	$1.12
Diluted earnings per common share
Income from continuing operations	$0.41	$0.52	$0.55
Discontinued operations	2.25	0.60	0.56
Net income applicable to common shares	$2.66	$1.12	$1.11

(19)                          Disclosures About Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, receivables, payables, and accrued liabilities are reasonable estimates of fair value because of the short maturities of these instruments. Fair values for secured loans receivable, senior unsecured notes and mortgage debt are estimates based on rates currently prevailing for similar instruments of similar maturities. The fair values of the interest rate swaps were determined through estimates provided by investment bank affiliates. The fair values of the available for sale securities were determined based on market quotes.

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Secured loans receivable	$121,482	$146,156	$175,426	$202,695
Marketable debt securities	322,500	322,500	—	—
Marketable equity securities	15,159	15,159	6,333	6,333
Senior unsecured notes and mortgage debt	(4,965,176)	(5,057,471)	(1,698,346)	(1,750,559)
Interest rate swaps	(328)	(328)	388	388

(20)                          Compensation Plans

Stock Based Compensation

On May 11, 2006, the Company’s stockholders approved the 2006 Performance Incentive Plan (the “2006 Incentive Plan”). The 2006 Incentive Plan replaces the Company’s 2000 Stock Incentive Plan and provides for the granting of stock-based compensation, including stock options, restricted stock, and performance restricted stock units to officers, employees and directors in connection with their employment with or services provided to the Company. The maximum number of shares available for future awards under the 2006 Incentive Plan is 8.2 million shares at December 31, 2006, of which 4.1 million may be issued as restricted stock and performance restricted stock units.

Stock Options

Stock options are generally granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. Stock options generally vest ratably over a five-year period. Vesting of certain options may accelerate upon retirement, a change in control of the Company, as defined, and other events. A summary of the option activity is presented in the following table (in thousands, except per share amounts):

	Shares Under Options	Weighted Average Exercise Price	Shares Under Options Exercisable at Period End	Weighted Average Exercise Price
Outstanding as of January 1, 2004	5,361	$16	921	$15
Granted	1,011	27
Exercised	(1,446)	15
Forfeited	(645)	15
Outstanding as of December 31, 2004	4,281	19	1,277	$17
Granted	1,175	25
Exercised	(1,436)	16
Forfeited	(158)	21
Outstanding as of December 31, 2005	3,862	22	1,157	$19
Granted	1,215	27
Exercised	(430)	18
Forfeited	(310)	26
Outstanding as of December 31, 2006	4,337	24	1,583	$21

The following table summarizes additional information concerning outstanding and exercisable stock options at December 31, 2006 (shares in thousands):

			Weighted Average	Currently Exercisable
Range of Exercise Price	Shares Under Options	Weighted Average Exercise Price	Remaining Contractual Life in Years	Shares Under Options	Weighted Average Exercise Price
$12 - $17	302	$14	3.0	302	$14
17 - 18	570	18	5.4	432	18
19 - 21	362	19	5.5	240	19
23 - 28	3,103	26	8.1	609	26
	4,337	24	7.2	1,583	21

The following table summarizes additional information concerning unvested stock options at December 31, 2006 (in thousands, except per share amounts):

	Shares Under Options	Weighted Average Exercise Price
Unvested at January 1, 2004	4,440	$16
Granted	1,011	27
Vested	(1,802)	15
Forfeited	(645)	15
Unvested at December 31, 2004	3,004	20
Granted	1,175	25
Vested	(1,316)	18
Forfeited	(158)	21
Unvested at December 31, 2005	2,705	24
Granted	1,215	27
Vested	(856)	21
Forfeited	(310)	26
Unvested at December 31, 2006	2,754	26

Proceeds received from options exercised under the Stock Incentive Plans for the years ended December 31, 2006, 2005 and 2004 were $7.9 million, $22.9 million and $21.1 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $4.6 million, $14.8 million and $9.9 million, respectively. The total share-based compensation expense recognized during the years ended December 31, 2006, 2005 and 2004 was $8.2 million, $6.5 million and $6.2 million, respectively. The total intrinsic value of options outstanding and exercisable as of December 31, 2006 was $25.5 million.

The fair value of the stock options granted during the years ended December 31, 2006, 2005 and 2004 was estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the table below. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life (estimated period of time outstanding) of the stock options granted was estimated using the historical exercise behavior of employees and expected turnover rates. Expected volatility was based on historical volatility for a period equal to the stock option’s expected life, ending on the day of grant, and calculated on a weekly basis.

	2006	2005	2004
Risk-free rate	4.50%	3.71%	2.78%
Expected life (in years)	6.5	6.5	5.0
Expected volatility	20.0%	20.0%	20.0%
Expected dividend yield	7.5%	7.5%	7.5%

The weighted average fair value per share at the date of grant for options awarded during the years ended December 31, 2006, 2005 and 2004 was $2.18, $1.87 and $1.79, respectively.

Restricted Stock and Performance Restricted Stock Units

Under the 2006 Incentive Plan, restricted stock and performance restricted stock units generally vest over a three- to five-year period. The vesting of certain restricted shares and units may accelerate upon retirement, a change in control of the Company, as defined, and other events. When vested, each performance restricted stock unit is convertible into one share of common stock. The restricted stock and performance restricted stock units are valued on the grant date based on the market price of a common share on that date. Generally, the Company recognizes the fair value of the awards over the applicable vesting period as compensation expense.

The following table summarizes additional information concerning restricted stock and restricted stock units at December 31, 2006 (units and shares in thousands):

Unvested Shares	Restricted Stock Units	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2004	83	$12	600	$20
Granted	122	21	124	26
Vested	—	—	(178)	19
Forfeited	—	—	(77)	27
Unvested at December 31, 2004	205	17	469	19
Granted	292	25	121	25
Vested	(3)	28	(114)	22
Forfeited	(25)	21	(22)	26
Unvested as of December 31, 2005	469	20	454	23
Granted	401	28	111	28
Vested	(129)	20	(131)	23
Forfeited	(28)	26	(61)	25
Unvested at December 31, 2006	713	27	373	25

The total vesting date fair values of restricted stock and restricted stock units vested during the years ended December 31, 2006, 2005 and 2004 was $6.6 million, $3.0 million and $3.2 million, respectively.

As of December 31, 2006, there was $25.5 million of total unrecognized compensation cost, related to unvested share-based compensation arrangements granted under the Company’s incentive plans, which is expected to be recognized over a weighted average period of 3.4 years.

On August 14, 2006, the Company granted to the Company’s Chairman and Chief Executive Officer, 219,000 restricted stock units. The restricted stock units vest over a period of ten years beginning in 2012. Additionally, as the Company pays dividends on its outstanding common stock, the original award will be credited with additional restricted stock units as dividend equivalents (as opposed to receiving a cash payment). The dividend equivalent restricted stock units will be subject to the same vesting and other conditions as applied to the grant generally.

Employee Benefit Plan

The Company maintains a 401(k) and profit sharing plan that allows for eligible participants to defer compensation, subject to certain limitations imposed by the Code. The Company provides a matching contribution of up to 4% of each participant’s eligible compensation. During 2006, the Company’s matching contributions were approximately $0.5 million. During 2005 and 2004, the Company’s matching contributions were approximately $0.2 million in each year.

(21)                          Segment Disclosures

The Company’s business consists of financing and leasing healthcare-related real estate. The Company evaluates its business and makes resource allocations on its two business segments—triple-net leased and medical office building segments. Under the triple-net leased segment, the Company invests in healthcare-related real estate through acquisition and secured financing of primarily single tenant properties. Properties acquired are primarily leased under triple-net leases. Under the medical office building segment, the Company invests in medical office buildings that are primarily leased under gross or modified gross leases, generally to multiple tenants, and generally require a greater level of property management. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). There are no intersegment sales or transfers. The Company evaluates performance based upon property net operating income of the combined properties in each segment.

Non-segment revenue consists mainly of interest on unsecured loans and other income. Non-segment assets consist of corporate assets including cash, restricted cash, accounts receivable, net and deferred financing costs. Interest expense, depreciation and amortization, and other non-property specific revenues and expenses are not allocated to individual segments in determining the Company’s performance measure.

Summary information for the reportable segments is as follows (in thousands):

For the year ended December 31, 2006:

Segments	Rental Revenues	Income From DFLs	Investment Management Fees	Interest and Other	Total Revenues	NOI(1)
Triple-net leased:
Hospital	$94,481	$—	$—	$6,603	$101,084	$94,481
Skilled nursing	41,236	—	—	2,290	43,526	41,209
Senior housing	166,957	15,008	—	2,297	184,262	154,467
Other healthcare facilities	29,024	—	—	—	29,024	23,015
Total triple-net leased	$331,698	$15,008	$—	$11,190	$357,896	$313,172
Medical office building	187,639	—	3,895	—	191,534	117,026
Non-segment revenues	—	—	—	24,994	24,994	—
Total	$519,337	$15,008	$3,895	$36,184	$574,424	$430,198

For the year ended December 31, 2005:

Segments	Rental Revenues	Investment Management Fees	Interest and Other	Total Revenues	NOI(1)
Triple-net leased:
Hospital	$91,122	$—	$6,065	$97,187	$91,122
Skilled nursing	39,879	—	5,809	45,688	39,817
Senior housing	82,946	—	2,955	85,901	73,895
Other healthcare	25,466	—	—	25,466	20,264
Total triple-net leased	$239,413	$—	$14,829	$254,242	$225,098
Medical office building	124,842	3,184	—	128,026	79,930
Non-segment revenues	—	—	7,883	7,883	—
Total	$364,255	$3,184	$22,712	$390,151	$305,028

For the year ended December 31, 2004:

Segments	Rental Revenues	Investment Management Fees	Interest and Other	Total Revenues	NOI(1)
Triple-net leased:
Hospital	$89,185	$—	$6,270	$95,455	$89,185
Skilled nursing	34,838	—	6,438	41,276	35,067
Senior housing	60,739	—	15,153	75,892	53,676
Other healthcare	24,438	—	—	24,438	19,014
Total triple-net leased	$209,200	$—	$27,861	$237,061	$196,942
Medical office building	91,682	3,293	—	94,975	61,456
Non-segment revenues	—	—	4,529	4,529	—
Total	$300,882	$3,293	$32,390	$336,565	$258,398

(1)                                  Net Operating Income from Continuing Operations (“NOI”) is a non-GAAP supplemental financial measure used to evaluate the operating performance of real estate properties. The Company defines NOI as rental revenues, including tenant reimbursements, less property level operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments, interest expense and discontinued operations. The Company believes NOI provides investors relevant and useful information because it measures the operating performance of the Company’s real estate at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and assess property level performance. The Company believes that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income as defined by GAAP since it does not reflect the aforementioned excluded items. Further, NOI may not be comparable to that of other real estate investment trusts, as they may use different methodologies for calculating NOI.

The following is a reconciliation from NOI to reported net income, a financial measure under GAAP (in thousands):

	Years ended December 31,
	2006	2005	2004
Net operating income from continuing operations	$430,198	$305,028	$258,398
Income from direct financing leases	15,008	—	—
Investment management fee income	3,895	3,184	3,293
Interest and other income	36,184	22,712	32,390
Interest expense	(212,188)	(106,545)	(85,721)
Depreciation and amortization	(133,714)	(86,448)	(66,046)
General and administrative	(47,290)	(31,833)	(36,722)
Impairments	(3,577)	—	(410)
Equity income (loss) from unconsolidated joint ventures	8,331	(1,123)	2,157
Minority interests	(14,805)	(12,950)	(10,175)
Total discontinued operations	335,505	81,032	71,876
Net income	$417,547	$173,057	$169,040

The Company’s total assets by segment were:

	As of December 31,
Segments	2006	2005
Triple-net leased:
Hospital	$951,548	$809,930
Skilled nursing	327,480	701,687
Senior housing	5,439,207	1,318,245
Other healthcare	243,743	243,166
Total triple-net leased assets	6,961,978	$3,073,028
Medical office building assets	2,438,607	1,034,651
Gross segment assets	9,400,585	4,107,679
Accumulated depreciation and amortization	(546,380)	(619,673)
Net segment assets	8,854,205	3,488,006
Non-segment assets	1,158,544	109,259
Total assets	$10,012,749	$3,597,265

(22)                          Transactions with Related Parties

Mr. McKee, a director of the Company, is Vice Chairman and Chief Operating Officer of The Irvine Company. During each of 2006, 2005 and 2004, the Company made payments of approximately $0.6 million, $0.6 million and $0.5 million, respectively, to The Irvine Company for the lease of office space.

Mr. Messmer, a director of the Company, is Chairman and Chief Executive Officer of Robert Half International Inc. During 2006, and 2005 and 2004, the Company made payments of approximately $0.2 million, $0.1 million and $1.1 million, respectively, to Robert Half International Inc. and certain of its subsidiaries for services including placement of temporary and permanent employees and Sarbanes-Oxley compliance consultation.

Mr. Rhein, a director of the Company, is a director of Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc., a wholly owned subsidiary of Cohen & Steers, Inc., is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. As of December 31, 2006, mutual funds managed by Cohen & Steers Capital Management, Inc., (“Cohen & Steers”) in the aggregate, owned 4% of the Company’s common stock. In addition, an affiliate of Cohen & Steers provided financial advisory services to us in 2006. In respect of these services, we made payments to the Cohen & Steers affiliate of $1.5 million during 2006.

Mr. Sullivan, a director of the Company, was a director of Covenant Care, Inc through March 2006. During 2006, 2005 and 2004, Covenant Care made payments of approximately $8.2 million, $8.0 million and $7.6 million, respectively, to the Company for the lease of certain of its nursing home properties.

Mr. Roath, a director of the Company, is the former Chairman, President and Chief Executive Officer of the Company. Mr. Roath is a participant under the Company’s Supplemental Executive Retirement Plan (“SERP”). During 2006, 2005 and 2004, the Company made payments under the SERP to Mr. Roath of approximately $625,000 per year.

Pursuant to the original purchase agreement dated October 2, 2003, the Company paid $9.8 million during the year ended December 31, 2005, in additional purchase consideration in the form of an earn-out to the former members of MedCap Properties, LLC (“MedCap”) related to the Company’s 2003 acquisition of four MOBs that were under development at the time of acquisition. The amounts paid included $3.7 million paid to Mr. Elcan and Mr. Klaritch who are former members of MedCap and officers of the Company. At the time that the original purchase agreement was entered into, Mr. Elcan and Mr. Klaritch were not officers of the Company.

Notwithstanding these matters, the Board of Directors of the Company has determined, in accordance with the categorical standards adopted by the Board, that each of Messrs. McKee, Messmer, Rhein, and Sullivan is independent within the meaning of the rules of the New York Stock Exchange.

(23)                          Subsequent Events

The following events occurred subsequent to December 31, 2006, through February 12, 2007.

On January 5, 2007, the Company formed a joint venture with an institutional capital partner. The joint venture includes 25 properties valued at $1.1 billion and encumbered by $686 million in debt. Upon formation, we received approximately $280 million in proceeds, including a one-time acquisition fee of $5.4 million. The Company retained a 35% interest in the venture, will act as the managing member and will receive ongoing asset management fees.

On January 19, 2007, the Company issued 6.8 million shares of its common stock and received net proceeds of approximately $261 million.

On January 22, 2007, the Company issued $500 million of 6.00% senior unsecured notes due in 2017. The notes were priced at 99.323% of the principal amount for an effective yield of 6.09%. The Company received net proceeds of $493 million, which were used to repay its term loan facility and borrowings under its revolving credit facility.

On January 31, 2007, we acquired three long-term acute care hospitals and received proceeds of $36 million in exchange for 11 skilled nursing facilities valued at approximately $77 million. The three acquired properties have an initial lease term of ten years with two ten-year renewal options, and an initial contractual yield of 12% with escalators based on the lessee’s revenue growth. The acquired properties are included in a new master lease that contains 14 properties leased to the same operator.

On February 9, 2007, the Company acquired the Medical City Dallas campus, which includes two hospital towers, six medical office buildings, and three parking garages, for approximately $347 million, including non-managing member LLC units (“DownREIT units’’) valued at $174 million. The initial yield on this campus is approximately 7.3%.

(24)                          Selected Quarterly Financial Data (Unaudited)

	Three Months Ended During 2006
	March 31	June 30	September 30	December 31
	(in thousands, except share data)
Revenue	$113,996	$116,232	$120,439	$223,757
Gain (loss) from real estate dispositions, net of impairments	8,591	(2,429)	35,728	227,389
Net income applicable to common shares	52,605	36,284	71,536	235,992
Dividends paid per common share	0.425	0.425	0.425	0.425
Basic earnings per common share	0.39	0.27	0.52	1.28
Diluted earnings per common share	0.38	0.26	0.52	1.27

	Three Months Ended During 2005
	March 31	June 30	September 30	December 31
	(in thousands, except share data)
Revenue	$86,074	$95,865	$102,360	$105,852
Gain from real estate dispositions	4,738	4,166	273	979
Net income applicable to common shares	38,175	37,764	39,759	36,229
Dividends paid per common share	0.42	0.42	0.42	0.42
Basic earnings per common share	0.29	0.28	0.29	0.27
Diluted earnings per common share	0.28	0.28	0.29	0.27

On October 5, 2006, the Company completed its merger with CRP. On November 30, 2006, the Company acquired the interest held by an affiliate of GE in HCP MOP, which resulted in the consolidation of HCP MOP beginning on that date. The impact of the Company’s merger with CRP and consolidation of HCP MOP are included in the results of quarter ended December 31, 2006. In addition, On December 1, 2006, the Company sold 69 skilled nursing facilities for $392 million recognizing gains of approximately $226 million.  Results of operations for properties sold or to be sold have been classified as discontinued operations for all periods presented.

HCP, INC.
Schedule III: Real Estate and Accumulated Depreciation
December 31, 2006
(Dollars in Thousands)

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Hospitals
Fayetteville	AR	$—	$700	$9,951	$10,651	$(2,039)	1999	35
Little Rock	AR	—	709	9,604	10,313	(3,471)	1988	45
Peoria	AZ	—	1,565	7,070	8,635	(2,681)	1989	45
Tucson	AZ	—	630	2,989	3,619	(620)	1997	45
Fresno	CA	—	3,652	34,714	38,366	(199)	2006	39
Irvine	CA	—	18,000	70,800	88,800	(14,504)	1999	35
Los Gatos	CA	—	3,736	17,139	20,875	(11,908)	1985	30
Tarzana	CA	—	12,300	77,465	89,765	(15,847)	1999	35
Colorado Springs	CO	—	690	8,338	9,028	(2,974)	1990	45
Ft. Lauderdale	FL	—	2,000	11,269	13,269	(2,564)	1997	40
Palm Beach Garden	FL	—	4,200	58,250	62,450	(11,929)	1999	35
Roswell	GA	—	6,900	54,859	61,759	(11,296)	1999	35
Idaho Falls	ID	—	2,068	25,170	27,238	(2,222)	2005	45
Overland Park	KS	—	2,316	10,704	13,020	(4,197)	1986	45
Wichita	KS	—	1,500	12,501	14,001	(2,560)	1999	35
Bossier City	LA	—	1,965	15,505	17,470	(155)	2006	35
Plaquemine	LA	—	636	9,722	10,358	(3,925)	1992	35
Slidell	LA	—	2,520	19,412	21,932	(10,421)	1985	40
Slidell	LA	—	1,490	22,530	24,020	(132)	2006	40
Poplar Bluff	MO	—	1,200	34,800	36,000	(7,126)	1999	35
Hickory	NC	—	2,600	69,900	72,500	(14,313)	1999	35
Bennetsville	SC	—	794	13,700	14,494	(3,929)	1999	25
Cheraw	SC	—	500	8,000	8,500	(2,300)	1999	25
Amarillo	TX	—	350	3,800	4,150	(2,775)	1999	10
Cleveland	TX	—	400	14,603	15,003	(2,690)	1999	35
San Antonio	TX	—	1,990	12,994	14,984	(6,439)	1988	45
Webster	TX	—	890	5,161	6,051	(1,369)	1997	35
West Valley City	UT	—	2,900	59,112	62,012	(10,256)	1999	35
Petersburg	VA	—	1,403	7,628	9,031	(48)	2006	39
Morgantown	WV	—	—	14,400	14,400	(2,952)	1999	35
Total hospitals		$—	$80,604	$722,090	$802,694	$(157,841)

Skilled nursing
Bellflower	CA	$—	$330	$1,148	$1,478	$(763)	1986	35
Downey	CA	—	330	1,406	1,736	(938)	1986	35
El Monte	CA	—	360	3,542	3,902	(2,364)	1986	35
Livermore	CA	—	330	1,711	2,041	(1,414)	1985	25
Lomita	CA	—	510	1,222	1,732	(824)	1986	35
Perris	CA	—	336	3,394	3,730	(1,266)	1998	25
Vista	CA	—	653	6,438	7,091	(2,331)	1997	25
Fort Collins	CO	—	159	2,064	2,223	(1,713)	1985	25
Morrison	CO	—	430	5,689	6,119	(4,567)	1985	25
Statesboro	GA	—	168	1,695	1,863	(655)	1998	25
Rexburg	ID	—	200	5,310	5,510	(1,474)	1998	35
Angola	IN	—	130	2,970	3,100	(664)	1999	35
Ferdinand	IN	—	26	3,389	3,415	(1,379)	1991	40
Fort Wayne	IN	—	200	4,866	5,066	(1,000)	1999	35
Fort Wayne	IN	—	140	3,860	4,000	(870)	1999	35

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Huntington	IN	$—	$30	$3,072	$3,102	$(708)	1999	35
Jasper	IN	—	165	6,804	6,969	(1,490)	2001	35
Kokomo	IN	—	250	5,932	6,182	(860)	2000	45
Lebanon	IN	—	—	5,550	5,550	(1,147)	2000	45
Michigan City	IN	—	555	5,494	6,049	(460)	2004	40
Milford	IN	—	26	1,935	1,961	(897)	1991	35
New Albany	IN	—	230	7,090	7,320	(1,578)	2001	35
Petersburg	IN	—	25	2,434	2,459	(1,109)	1991	40
Seymour	IN	—	—	7,897	7,897	(650)	2004	45
Spencer	IN	—	70	7,440	7,510	(1,724)	2001	35
Tell City	IN	—	95	7,812	7,907	(1,085)	2001	45
Cynthiana	KY	—	192	4,875	5,067	(229)	2005	40
Mayfield	KY	—	218	2,797	3,015	(1,419)	1986	40
Franklin	LA	—	405	4,100	4,505	(1,551)	1998	25
Morgan City	LA	—	203	2,050	2,253	(775)	1998	25
Westborough	MA	—	138	2,975	3,113	(2,139)	1985	30
Bad Axe	MI	—	400	4,506	4,906	(1,016)	1998	40
Deckerville	MI	—	39	2,966	3,005	(1,320)	1986	45
Mc Bain	MI	—	12	2,424	2,436	(1,089)	1986	45
Las Vegas	NV	—	1,300	4,300	5,600	(1,159)	1999	35
Las Vegas	NV	—	1,300	6,200	7,500	(1,588)	1999	35
Fairborn	OH	—	250	4,950	5,200	(1,093)	1999	35
Georgetown	OH	—	130	5,070	5,200	(1,118)	1999	35
Marion	OH	—	218	2,971	3,189	(1,930)	1986	30
Newark	OH	—	400	8,588	8,988	(4,790)	1986	35
Port Clinton	OH	—	370	3,730	4,100	(843)	1999	35
Springfield	OH	—	250	4,050	4,300	(909)	1999	35
Toledo	OH	—	120	5,280	5,400	(1,200)	1999	35
Versailles	OH	—	120	5,080	5,200	(1,120)	1999	35
Carthage	TN	—	129	2,406	2,535	(241)	2004	35
Loudon	TN	—	26	3,879	3,905	(2,211)	1986	35
Maryville	TN	—	160	1,472	1,632	(669)	1986	45
Maryville	TN	—	307	4,376	4,683	(1,910)	1986	45
Fort Worth	TX	—	243	2,575	2,818	(979)	1998	25
Galveston	TX	—	245	6,977	7,222	(1,244)	2002	35
Port Arthur	TX	—	155	7,067	7,222	(1,256)	2002	35
Texas City	TX	—	170	7,052	7,222	(1,254)	2002	35
Ogden	UT	—	250	4,685	4,935	(1,301)	1998	35
Fishersville	VA	—	751	7,734	8,485	(765)	2004	40
Floyd	VA	—	309	2,708	3,017	(666)	2004	25
Independence	VA	—	206	8,366	8,572	(792)	2004	40
Newport News	VA	—	535	6,192	6,727	(637)	2004	40
Roanoke	VA	—	586	7,159	7,745	(699)	2004	40
Staunton	VA	—	422	8,681	9,103	(839)	2004	40
Williamsburg	VA	—	699	4,886	5,585	(526)	2004	40
Windsor	VA	—	319	7,543	7,862	(724)	2004	40
Woodstock	VA	—	607	5,400	6,007	(556)	2004	40
Total skilled nursing		$—	$17,932	$286,234	$304,166	$(76,487)

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Senior housing
Birmingham	AL	$—	$1,200	$8,023	$9,223	$(1,775)	1999	45
Birmingham	AL	(36,542)	4,682	80,024	84,706	(469)	2006	40
Huntsville	AL	(19,948)	1,394	41,606	43,000	(252)	2006	40
Huntsville	AL	—	307	5,893	6,200	(54)	2006	40
Little Rock	AR	(7,838)	1,922	17,878	19,800	(195)	2006	39
Mesa	AZ	—	880	3,679	4,559	(754)	2003	30
Tucson	AZ	—	2,350	24,037	26,387	(2,604)	2003	30
Auburn	CA	—	540	8,309	8,849	(1,568)	2001	40
Beverly Hills	CA	—	9,872	33,728	43,600	(245)	2006	40
Camarillo	CA	(8,443)	5,798	16,602	22,400	(111)	2006	40
Carlsbad	CA	(13,962)	7,897	14,303	22,200	(125)	2006	40
Carmichael	CA	(7,426)	4,270	14,229	18,499	(41)	2006	40
Citrus Heights	CA	(3,836)	1,180	8,514	9,694	(204)	2006	30
Concord	CA	(25,000)	6,010	40,137	46,147	(1,754)	2005	40
Dana Point	CA	—	1,960	16,168	18,128	(704)	2005	40
Elk Grove	CA	(3,939)	2,235	7,465	9,700	(69)	2006	40
Escondido	CA	(14,340)	5,090	24,619	29,709	(1,117)	2005	40
Fairfield	CA	—	149	2,835	2,984	(739)	1997	35
Fremont	CA	(9,804)	2,360	11,855	14,215	(550)	2005	40
Granada Hills	CA	—	2,200	18,510	20,710	(824)	2005	40
Hemet	CA	(3,028)	1,270	6,730	8,000	(65)	2006	40
Irvine	CA	—	8,220	15,601	23,821	(233)	2006	45
Lodi	CA	—	732	5,907	6,639	(1,746)	1998	35
Murietta	CA	—	435	5,934	6,369	(1,495)	1999	35
Northridge	CA	(7,278)	6,718	19,682	26,400	(56)	2006	40
Palm Springs	CA	(1,310)	1,005	4,995	6,000	(44)	2006	40
Pleasant Hill	CA	(6,270)	2,480	21,569	24,049	(951)	2005	40
Rancho Mirage	CA	(6,832)	1,798	23,002	24,800	(167)	2006	40
South San Francisco	CA	(11,308)	3,000	16,791	19,791	(730)	2005	40
San Diego	CA	(7,849)	6,384	33,116	39,500	(269)	2006	40
San Dimas	CA	(12,536)	5,628	29,872	35,500	(202)	2006	40
San Juan Capistrano	CA	(4,380)	5,983	6,517	12,500	(23)	2006	40
Santa Rosa	CA	(8,272)	3,582	26,618	30,200	(288)	2006	40
Ventura	CA	(10,684)	2,030	17,644	19,674	(797)	2005	40
Yorba Linda	CA	(9,934)	4,968	21,032	26,000	(193)	2006	40
Colorado Springs	CO	(9,819)	1,910	27,290	29,200	(256)	2006	40
Denver	CO	—	2,810	36,021	38,831	(3,902)	2003	30
Denver	CO	(10,648)	2,511	29,089	31,600	(193)	2006	40
Greenwood Village	CO	—	3,367	32,633	36,000	(138)	2006	40
Lakewood	CO	(11,208)	3,012	30,288	33,300	(199)	2006	40
Torrington	CT	—	166	11,251	11,417	(620)	2005	40
Woodbridge	CT	(3,777)	2,352	8,448	10,800	(54)	2006	40
Altamonte Springs	FL	—	1,530	7,956	9,486	(1,181)	2002	40

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Apopka	FL	$—	$920	$4,941	$5,861	$(41)	2006	35
Boca Raton	FL	(12,641)	4,730	17,972	22,702	(404)	2006	40
Boca Raton	FL	—	2,415	15,085	17,500	(97)	2006	40
Boynton Beach	FL	—	1,270	5,232	6,502	(809)	2003	40
Casselberry	FL	—	540	1,550	2,090	(439)	1998	35
Clearwater	FL	—	2,250	3,207	5,457	(725)	2002	40
Clearwater	FL	—	3,856	12,627	16,483	(899)	2005	40
Clermont	FL	—	440	6,669	7,109	(53)	2006	35
Coconut Creek	FL	—	2,461	14,639	17,100	(123)	2006	40
Delray Beach	FL	—	850	6,957	7,807	(856)	2004	45
Gainesville	FL	—	1,020	13,692	14,712	(245)	2006	40
Gainesville	FL	—	1,221	12,979	14,200	(105)	2006	40
Jacksonville	FL	—	3,250	26,786	30,036	(4,327)	2002	35
Jacksonville	FL	—	1,587	11,313	12,900	(23)	2006	40
Lantana	FL	—	3,520	26,845	30,365	(438)	2006	30
Ocoee	FL	—	2,096	9,540	11,636	(570)	2005	40
Oviedo	FL	—	670	8,262	8,932	(65)	2006	35
Palm Harbor	FL	—	1,462	15,554	17,016	(95)	2006	40
Pinellas Park	FL	—	480	4,251	4,731	(1,542)	1996	35
Port Orange	FL	—	2,340	10,158	12,498	(593)	2005	40
St. Augustine	FL	—	830	11,851	12,681	(554)	2005	35
Sun City Center	FL	—	510	6,120	6,630	(546)	2004	35
Sun City Center	FL	—	3,466	70,810	74,276	(5,454)	2004	35
Tallahassee	FL	—	1,331	19,869	21,200	(151)	2006	40
Tampa	FL	—	600	6,225	6,825	(1,608)	1999	45
Tampa	FL	—	800	11,542	12,342	(214)	2006	40
Vero Beach	FL	(33,388)	2,035	35,035	37,070	(287)	2006	40
Zephyrhills	FL	—	460	3,353	3,813	(873)	1998	35
Alpharetta	GA	(81)	793	9,207	10,000	(87)	2006	40
Atlanta	GA	—	1,211	5,889	7,100	(56)	2006	40
Atlanta	GA	(81)	687	5,813	6,500	(56)	2006	40
Atlanta	GA	(4,718)	702	3,598	4,300	(31)	2006	40
Atlanta	GA	(3,642)	2,665	9,535	12,200	(138)	2006	40
Lilburn	GA	—	907	16,093	17,000	(107)	2006	40
Marietta	GA	—	894	7,306	8,200	(70)	2006	40
Milledgeville	GA	—	150	1,687	1,837	(540)	1997	45
Davenport	IA	(3,578)	511	8,389	8,900	(64)	2006	40
Marion	IA	(2,868)	502	8,598	9,100	(83)	2006	40

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Bloomington	IL	$—	$798	$10,802	$11,600	$(49)	2006	40
Champaign	IL	—	101	3,799	3,900	(25)	2006	40
Hoffman Estates	IL	(5,557)	1,701	12,399	14,100	(109)	2006	40
Macomb	IL	—	81	6,519	6,600	(54)	2006	40
Mt. Vernon	IL	—	296	16,904	17,200	(134)	2006	40
Oak Park	IL	—	3,476	27,524	31,000	(134)	2006	40
Orland Park	IL	—	2,623	22,277	24,900	(153)	2006	40
Peoria	IL	—	404	11,696	12,100	(106)	2006	40
Wilmette	IL	—	1,100	9,100	10,200	(63)	2006	40
Anderson	IN	—	500	6,375	6,875	(1,231)	1999	35
Evansville	IN	—	500	8,171	8,671	(1,526)	2000	45
Indianapolis	IN	—	1,197	8,303	9,500	(71)	2006	40
Indianapolis	IN	—	804	8,696	9,500	(71)	2006	40
West Lafayette	IN	—	813	9,387	10,200	(48)	2006	40
Mission	KS	—	340	9,517	9,857	(1,374)	2002	35
Overland Park	KS	—	750	8,241	8,991	(1,730)	2000	45
Wichita	KS	—	220	3,374	3,594	(2,202)	1986	40
Edgewood	KY	(1,311)	1,868	5,432	7,300	(60)	2006	40
Lexington	KY	(8,010)	2,093	16,917	19,010	(1,664)	2004	30
Middletown	KY	(185)	1,049	19,251	20,300	(168)	2006	40
Middletown	KY	(79)	450	8,250	8,700	(72)	2006	40
Danvers	MA	(4,958)	4,616	36,884	41,500	(335)	2006	40
Dartmouth	MA	(4,515)	3,145	8,255	11,400	(76)	2006	40
Dedham	MA	(11,055)	3,930	27,370	31,300	(273)	2006	40
Plymouth	MA	(3,374)	2,434	6,466	8,900	(20)	2006	40
Baltimore	MD	(14,646)	1,416	12,984	14,400	(154)	2006	40
Baltimore	MD	(6,692)	1,684	15,616	17,300	(85)	2006	40
Frederick	MD	(3,371)	609	10,791	11,400	(102)	2006	40
Westminster	MD	—	768	5,619	6,387	(1,594)	1999	45
Cape Elizabeth	ME	—	630	3,957	4,587	(602)	2003	40
Saco	ME	—	80	2,688	2,768	(363)	2003	40
Auburn Hills	MI	—	2,281	11,019	13,300	(86)	2006	40
Farmington Hills	MI	(4,591)	1,013	14,287	15,300	(136)	2006	40
Holland	MI	—	787	51,410	52,197	(4,835)	2004	30
Portage	MI	—	100	6,285	6,385	(52)	2006	40
Sterling Heights	MI	—	920	7,326	8,246	(1,116)	2001	35
Sterling Heights	MI	—	1,593	11,707	13,300	(90)	2006	40
Des Peres	MO	—	4,361	19,139	23,500	(126)	2006	40
Richmond Heights	MO	—	1,744	19,556	21,300	(88)	2006	40
St. Louis	MO	(14,020)	2,500	20,793	23,293	(469)	2006	30
Great Falls	MT	—	500	5,801	6,301	(166)	2006	40
Charlotte	NC	—	710	9,959	10,669	(29)	2006	40
Concord	NC	(2,494)	601	7,999	8,600	(74)	2006	40
Raleigh	NC	(3,077)	1,191	9,509	10,700	(42)	2006	40
Cresskill	NJ	—	4,684	55,716	60,400	(688)	2006	40
Glassboro	NJ	—	162	2,875	3,037	(822)	1997	35

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Hillsborough	NJ	—	1,042	10,260	11,302	(579)	2005	40
Madison	NJ	—	3,157	20,243	23,400	(157)	2006	40
Manahawkin	NJ	$—	$921	$10,187	$11,108	$(578)	2005	40
Paramus	NJ	(12,226)	4,280	30,720	35,000	(210)	2006	40
Saddle River	NJ	—	1,784	17,616	19,400	(160)	2006	40
Vineland	NJ	—	177	2,897	3,074	(842)	1997	35
Voorhees Township	NJ	—	900	7,968	8,868	(1,625)	1999	45
Albuquerque	NM	—	767	9,324	10,091	(2,378)	1997	45
Las Vegas	NV	—	1,960	5,916	7,876	(312)	2005	40
Brooklyn	NY	(11,821)	8,117	53,568	61,685	(480)	2006	40
Sheepshead Bay	NY	(12,553)	5,215	37,985	43,200	(259)	2006	40
Cincinnati	OH	—	600	4,428	5,028	(675)	2001	35
Columbus	OH	—	970	7,966	8,936	(251)	2006	40
Fairborn	OH	—	810	8,435	9,245	(124)	2006	35
Fairborn	OH	—	298	10,602	10,900	(75)	2006	40
Poland	OH	(4,204)	695	13,905	14,600	(152)	2006	40
Willoughby	OH	(3,632)	1,177	8,423	9,600	(45)	2006	40
Oklahoma City	OK	(1,801)	801	6,599	7,400	(85)	2006	40
Tulsa	OK	(3,451)	1,115	8,385	9,500	(40)	2006	40
Haverford	PA	—	16,645	82,416	99,061	(590)	2006	40
Aiken	SC	(90)	357	15,543	15,900	(143)	2006	40
Charleston	SC	(90)	885	14,815	15,700	(133)	2006	40
Columbia	SC	—	408	7,892	8,300	(71)	2006	40
Georgetown	SC	—	239	3,136	3,375	(632)	1999	45
Greenville	SC	(2,041)	993	9,607	10,600	—	2006	40
Greenville	SC	—	1,090	13,004	14,094	(38)	2006	40
Lancaster	SC	—	84	3,120	3,204	(553)	2000	45
Myrtle Beach	SC	—	900	11,433	12,333	(33)	2006	40
Rock Hill	SC	—	203	2,908	3,111	(664)	1999	45
Rock Hill	SC	—	695	4,305	5,000	(38)	2006	39
Sumter	SC	—	196	2,866	3,062	(683)	1999	45
Jackson	TN	—	200	2,310	2,510	(1,016)	1999	35
Nashville	TN	—	812	15,188	16,000	(131)	2006	40
Oak Ridge	TN	—	500	4,881	5,381	(41)	2006	35
Abilene	TX	(2,128)	300	2,909	3,209	(58)	2006	40
Arlington	TX	—	660	1,954	2,614	(42)	2006	39
Arlington	TX	—	2,002	17,198	19,200	(136)	2006	40
Arlington	TX	—	2,070	10,629	12,699	(95)	2006	40
Arlington	TX	—	424	2,177	2,601	(20)	2006	40
Austin	TX	—	2,960	41,645	44,605	(6,512)	2003	30
Beaumont	TX	—	145	10,404	10,549	(2,593)	1996	45
Burleson	TX	(4,860)	1,050	5,388	6,438	(120)	2006	40
Carthage	TX	—	83	1,486	1,569	(484)	1995	35
Cedar Hill	TX	(9,688)	1,070	11,804	12,874	(229)	2006	40
Conroe	TX	—	167	1,885	2,052	(579)	1996	35

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed

Fort Worth	TX	$—	$2,830	$50,832	$53,662	$(8,416)	2003	30
Friendswood	TX	—	400	7,675	8,075	(1,024)	2002	45
Gun Barrel	TX	—	34	1,553	1,587	(506)	1995	35
Houston	TX	—	835	7,195	8,030	(1,359)	1998	45
Houston	TX	—	2,470	22,560	25,030	(3,753)	2002	35
Houston	TX	—	1,008	16,092	17,100	(143)	2006	40
Houston	TX	—	1,408	19,967	21,375	(188)	2006	40
Houston	TX	—	469	6,656	7,125	(63)	2006	40
Irving	TX	—	710	10,144	10,854	(398)	2005	35
Lubbock	TX	—	197	2,467	2,664	(758)	1996	35
Mesquite	TX	—	100	2,466	2,566	(758)	1996	35
North Richland Hills	TX	(3,511)	520	5,247	5,767	(114)	2006	40
North Richland Hills	TX	(7,348)	870	9,435	10,305	(209)	2006	35
Plano	TX	(116)	494	13,106	13,600	(121)	2006	40
San Antonio	TX	—	730	4,276	5,006	(717)	2002	45
Sherman	TX	—	145	1,516	1,661	(494)	1995	35
Temple	TX	—	96	2,138	2,234	(621)	1997	35
The Woodlands	TX	(90)	802	18,198	19,000	(160)	2006	40
Victoria	TX	—	175	6,875	7,050	(1,272)	1996	43
Waxahachie	TX	(2,440)	390	3,965	4,355	(84)	2006	40
Salt Lake City	UT	(11,072)	2,621	25,179	27,800	(247)	2006	40
Arlington	VA	(10,029)	4,320	24,080	28,400	(233)	2006	40
Arlington	VA	(3,468)	3,833	7,767	11,600	(69)	2006	40
Arlington	VA	(13,726)	7,278	38,222	45,500	(302)	2006	40
Chesapeake	VA	—	1,090	13,004	14,094	(38)	2006	40
Falls Church	VA	(4,250)	2,228	11,972	14,200	(129)	2006	40
Fort Belvoir	VA	—	11,594	98,756	110,350	(690)	2006	40
Leesburg	VA	(1,026)	607	2,893	3,500	(22)	2006	35
Richmond	VA	(4,584)	2,110	10,890	13,000	(79)	2006	40
Sterling	VA	(7,181)	2,360	21,540	23,900	(137)	2006	40
Woodbridge	VA	—	950	7,158	8,108	(1,461)	1998	45
Bellevue	WA	(5,038)	3,734	13,166	16,900	(59)	2006	40
Edmonds	WA	—	1,418	19,282	20,700	(182)	2006	40
Kirkland	WA	(6,205)	1,000	13,562	14,562	(579)	2005	40
Lynnwood	WA	(3,111)	1,203	9,197	10,400	(93)	2006	40
Mercer Island	WA	(3,810)	4,209	8,491	12,700	(67)	2006	40
Shoreline	WA	(9,932)	1,590	10,800	12,390	(492)	2005	40
Shoreline	WA	—	4,030	26,727	30,757	(1,049)	2005	40
Snohomish	WA	(4,247)	1,541	12,659	14,200	(129)	2006	40
Total senior housing		$(594,912)	$396,565	$3,086,562	$3,483,127	$(126,667)

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Medical office buildings
Anchorage	AK	$(6,949)	$—	$10,924	$10,924	$(10)	2006	34
Chandler	AZ	—	3,669	13,982	17,651	(830)	2004	40
Oro Valley	AZ	—	1,050	6,788	7,838	(1,023)	2001	45
Phoenix	AZ	—	780	3,611	4,391	(828)	1999	35
Phoenix	AZ	—	280	877	1,157	(103)	2001	45
Scottsdale	AZ	(10,379)	5,115	17,197	22,312	(309)	2006	40
Tucson	AZ	—	215	6,318	6,533	(1,087)	2001	35
Tucson	AZ	—	215	4,064	4,279	(417)	2003	45
Brentwood	CA	—	—	38,468	38,468	(325)	2006	40
Encino	CA	(7,322)	6,151	12,413	18,564	(216)	2006	33
Murrieta	CA	—	439	10,022	10,461	(2,175)	1999	35
Poway	CA	—	2,700	11,050	13,750	(3,374)	1997	35
San Diego	CA	—	2,947	6,209	9,156	(2,787)	1997	35
San Diego	CA	(7,804)	2,863	9,159	12,022	(3,609)	1997	35
San Diego	CA	—	4,619	21,154	25,773	(8,313)	1997	35
San Diego	CA	(3,804)	1,650	4,320	5,970	(1,048)	1999	35
San Diego	CA	—	2,910	17,362	20,272	(3,555)	1999	35
San Jose	CA	(2,764)	1,935	2,245	4,180	(457)	2003	36
San Jose	CA	(6,436)	1,460	6,200	7,660	84	2003	36
San Jose	CA	(3,406)	1,718	3,726	5,444	(23)	2006	34
Sherman Oaks	CA	(9,238)	7,472	11,702	19,174	(276)	2006	22
Valencia	CA	—	2,309	6,876	9,185	(1,714)	1999	35
Valencia	CA	(5,042)	1,344	8,708	10,052	(124)	2006	40
West Hills	CA	—	2,100	11,384	13,484	(2,986)	1999	35
Aurora	CO	—	—	8,483	8,483	(363)	2006	40
Aurora	CO	(4,921)	210	13,605	13,815	(189)	2006	40
Aurora	CO	(5,459)	200	9,300	9,500	(159)	2006	33
Conifer	CO	(898)	—	1,669	1,669	(100)	2005	40
Denver	CO	(4,739)	493	8,907	9,400	(161)	2006	33
Englewood	CO	(6,089)	—	10,208	10,208	(855)	2005	35
Englewood	CO	—	—	9,946	9,946	(996)	2005	35
Englewood	CO	(5,362)	—	9,301	9,301	(758)	2005	35
Englewood	CO	(4,954)	—	10,034	10,034	(788)	2005	40
Littleton	CO	(2,812)	—	5,408	5,408	(526)	2005	40
Littleton	CO	(3,161)	—	5,591	5,591	(432)	2005	40
Lone Tree	CO	—	—	17,926	17,926	(1,125)	2004	40
Lone Tree	CO	(15,715)	—	25,960	25,960	(85)	2006	37
Parker	CO	—	—	20,049	20,049	(202)	2006	37
Thornton	CO	—	236	10,457	10,693	(1,197)	2001	45
Westminster	CO	—	—	—	—	—	2006	*
Atlantis	FL	(1,697)	4	5,815	5,819	(1,342)	1999	35
Atlantis	FL	(1,424)	—	2,014	2,014	(407)	1999	35
Atlantis	FL	—	—	2,107	2,107	(420)	1999	35
Atlantis	FL	—	618	2,465	3,083	(11)	2006	34
Atlantis	FL	(2,894)	—	4,804	4,804	(19)	2006	34
Englewood	FL	—	294	1,137	1,431	(5)	2006	34
Kissimmee	FL	(329)	617	332	949	(3)	2006	34

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Kissimmee	FL	$(500)	$339	$603	$942	$(3)	2006	34
Kissimmee	FL	(6,221)	—	8,999	8,999	(27)	2006	36
Margate	FL	(4,767)	—	8,386	8,386	(22)	2006	34
Miami	FL	(9,513)	—	16,999	16,999	(63)	2006	34
Milton	FL	—	—	10,305	10,305	(88)	2006	40
Orlando	FL	—	2,144	5,811	7,955	(929)	2003	36
Pace	FL	—	—	14,099	14,099	(316)	2006	45
Pensacola	FL	—	—	11,066	11,066	(280)	2006	45
Plantation	FL	(877)	—	4,188	4,188	1	2006	34
Plantation	FL	(5,745)	—	9,299	9,299	(26)	2006	36
St. Petersburg	FL	(13,000)	208	15,903	16,111	(46)	2006	38
Tampa	FL	(5,928)	1,967	9,032	10,999	(234)	2006	25
McCaysville	GA	—	—	3,800	3,800	(31)	2006	40
Marion	IL	—	100	13,334	13,434	(136)	2006	37
Brownsburg	IN	—	430	790	1,220	(181)	1998	35
Indianapolis	IN	—	520	2,092	2,612	(471)	1998	35
Indianapolis	IN	—	1,278	9,887	11,165	(2,287)	1998	35
Indianapolis	IN	—	700	3,584	4,284	(825)	1998	35
Indianapolis	IN	—	1,200	6,592	7,792	(1,530)	1998	35
Indianapolis	IN	—	944	3,162	4,106	(861)	1998	35
Indianapolis	IN	—	1,635	6,334	7,969	(1,647)	1998	35
Indianapolis	IN	—	649	2,470	3,119	(755)	1998	35
Indianapolis	IN	—	1,057	4,019	5,076	(1,000)	1998	35
Indianapolis	IN	(2,871)	1,164	6,364	7,528	(1,594)	1998	35
Indianapolis	IN	—	3,104	11,506	14,610	(2,755)	1998	35
Indianapolis	IN	—	420	3,598	4,018	(735)	1999	35
Newburgh	IN	(9,109)	—	14,473	14,473	(111)	2006	38
Zionsville	IN	—	434	2,209	2,643	(549)	1998	35
Wichita	KS	(2,289)	530	3,341	3,871	(383)	2001	45
Lexington	KY	—	—	14,425	14,425	(115)	2006	37
Louisville	KY	(6,500)	936	9,767	10,703	(1,385)	2005	23
Louisville	KY	(21,109)	835	29,777	30,612	(1,628)	2005	38
Louisville	KY	(5,061)	780	9,091	9,871	(920)	2005	37
Louisville	KY	(8,181)	826	15,276	16,102	(803)	2005	39
Louisville	KY	(8,858)	2,983	14,643	17,626	(957)	2005	31
Columbia	MD	(3,945)	1,115	4,247	5,362	(67)	2006	34
Glen Burnie	MD	(3,547)	670	5,085	5,755	(1,114)	1999	35
Towson	MD	(8,988)	—	11,666	11,666	(77)	2006	40
Minneapolis	MN	(8,291)	117	13,391	13,508	(3,530)	1997	35
Minneapolis	MN	(3,390)	160	10,352	10,512	(2,558)	1998	35

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
St Louis/Shrews	MO	$(3,410)	$1,650	$3,767	$5,417	$(771)	1999	35
Jackson	MS	—	—	10,200	10,200	(86)	2006	40
Jackson	MS	(5,414)	—	7,648	7,648	(65)	2006	38
Jackson	MS	—	—	9,200	9,200	(70)	2006	40
Omaha	NE	(14,195)	—	15,893	15,893	(207)	2006	37
Albuquerque	NM	—	—	5,062	5,062	(104)	2006	40
Elko	NV	—	55	2,637	2,692	(596)	1999	35
Las Vegas	NV	—	—	17,008	17,008	(1,218)	2004	40
Las Vegas	NV	—	3,244	18,551	21,795	(1,622)	2004	30
Las Vegas	NV	(3,885)	2,614	3,678	6,292	(13)	2006	34
Las Vegas	NV	(4,051)	2,706	5,513	8,219	(27)	2006	34
Las Vegas	NV	(7,747)	—	18,171	18,171	(60)	2006	34
Las Vegas	NV	(1,119)	—	6,054	6,054	(12)	2006	34
Las Vegas	NV	(2,280)	1,557	1,259	2,816	(8)	2006	34
Cleveland	OH	—	817	3,098	3,915	(44)	2006	39
Harrison	OH	(2,631)	—	4,561	4,561	(934)	1999	35
Durant	OK	—	619	9,415	10,034	(60)	2006	40
Owasso	OK	—	—	5,672	5,672	(58)	2006	40
Roseburg	OR	—	—	5,707	5,707	(1,082)	2000	34
Hendersonville	TN	—	256	2,192	2,448	(17)	2006	34
Hermitage	TN	—	830	9,156	9,986	(743)	2003	36
Hermitage	TN	—	596	10,606	11,202	(1,418)	2003	36
Hermitage	TN	—	317	7,258	7,575	(964)	2003	36
Murfreesboro	TN	(6,340)	900	11,936	12,836	(1,763)	1999	35
Nashville	TN	(10,128)	—	14,338	14,338	(63)	2006	34
Nashville	TN	(4,169)	375	7,048	7,423	(32)	2006	34
Nashville	TN	(591)	752	193	945	(1)	2006	34
Nashville	TN	(5,904)	—	10,726	10,726	(43)	2006	34
Nashville	TN	(1,004)	—	1,713	1,713	(6)	2006	34
Nashville	TN	(596)	515	385	900	—	2006	34
Nashville	TN	(996)	—	1,448	1,448	(6)	2006	34
Nashville	TN	(5,664)	—	8,890	8,890	(39)	2006	34
Nashville	TN	(10,660)	—	17,608	17,608	(21)	2006	34
Nashville	TN	(9,747)	—	17,830	17,830	(44)	2006	34
Nashville	TN	(486)	915	29	944	1	2006	34
Arlington	TX	(9,507)	706	12,024	12,730	(51)	2006	34
Conroe	TX	(3,105)	—	5,693	5,693	(22)	2006	34
Conroe	TX	(5,496)	—	8,796	8,796	(29)	2006	34
Conroe	TX	(6,129)	—	9,301	9,301	(21)	2006	34
Conroe	TX	(2,004)	—	4,208	4,208	(21)	2006	34
Corpus Christi	TX	(5,653)	—	10,782	10,782	(54)	2006	34
Corpus Christi	TX	(3,303)	—	3,320	3,320	(21)	2006	34
Corpus Christi	TX	(1,578)	—	2,308	2,308	(12)	2006	34
Dallas	TX	(5,870)	1,771	7,081	8,852	(32)	2006	34

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Fort Worth	TX	$(2,398)	$2	$3,491	$3,493	$(396)	2005	25
Fort Worth	TX	(4,904)	5	7,868	7,873	(395)	2005	40
Fort Worth	TX	(3,239)	785	5,010	5,795	(20)	2006	34
Granbury	TX	—	—	8,864	8,864	(83)	2006	40
Houston	TX	—	300	3,770	4,070	(1,686)	1993	30
Houston	TX	(12,449)	1,927	32,374	34,301	(6,140)	1999	35
Houston	TX	(10,340)	2,203	19,511	21,714	(7,034)	1999	34
Houston	TX	(5,075)	—	6,166	6,166	(38)	2006	40
Houston	TX	(3,491)	—	4,492	4,492	(20)	2006	34
Houston	TX	(10,795)	—	15,149	15,149	(64)	2006	34
Houston	TX	(2,154)	405	3,065	3,470	(17)	2006	35
Houston	TX	—	—	10,393	10,393	(46)	2006	34
Irving	TX	(7,474)	1,604	17,012	18,616	(126)	2006	40
Irving	TX	(6,761)	1,955	14,245	16,200	(156)	2006	40
Irving	TX	(6,140)	—	7,487	7,487	(76)	2006	34
Irving	TX	—	—	10,477	10,477	(37)	2006	34
Lancaster	TX	—	162	4,939	5,101	(75)	2006	37
Lewisville	TX	(5,735)	—	9,034	9,034	(26)	2006	34
Longview	TX	—	102	7,998	8,100	(2,269)	1993	45
Lufkin	TX	—	338	2,383	2,721	(639)	1993	45
McKinney	TX	—	541	6,542	7,083	(941)	2003	36
McKinney	TX	—	—	7,950	7,950	(585)	2003	40
North Richland Hills	TX	(5,998)	—	10,808	10,808	(48)	2006	34
Nassau Bay	TX	—	—	10,380	10,380	(92)	2006	37
Pampa	TX	—	84	3,242	3,326	(914)	1993	45
Pearland	TX	(4,236)	—	5,764	5,764	—	2006	*
Plano	TX	(4,390)	1,704	7,902	9,606	(2,223)	1999	25
Plano	TX	—	2,049	22,084	24,133	(237)	2006	39
Plano	TX	(8,434)	—	12,145	12,145	(37)	2006	34
Plano	TX	(11,653)	—	17,105	17,105	(74)	2006	36
San Antonio	TX	(6,185)	—	10,621	10,621	(490)	2006	35
San Antonio	TX	(5,427)	—	10,414	10,414	(658)	2006	35
Sugarland	TX	(4,251)	1,078	6,035	7,113	(37)	2006	34
Texarkana	TX	(7,386)	1,172	9,762	10,934	(101)	2006	37
Texas City	TX	(6,949)	—	10,758	10,758	(30)	2006	37
Victoria	TX	—	125	8,977	9,102	(2,408)	1994	45
Bountiful	UT	—	276	5,237	5,513	(1,301)	1995	45
Castle Dale	UT	—	50	1,818	1,868	(411)	1999	35
Centerville	UT	(433)	300	1,459	1,759	(292)	1999	35
Grantsville	UT	—	50	429	479	(96)	1999	35
Kaysville	UT	—	530	4,493	5,023	(532)	2001	45
Layton	UT	(919)	—	2,827	2,827	(579)	1999	35
Layton	UT	—	371	7,085	7,456	(1,193)	2001	35
Ogden	UT	(521)	180	1,747	1,927	(394)	1999	35
Ogden	UT	—	106	4,760	4,866	(70)	2006	39
Orem	UT	—	337	9,847	10,184	(2,412)	1999	35

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Providence	UT	—	240	4,005	4,245	(938)	1999	35
Salt Lake City	UT	$—	$201	$804	$1,005	$(173)	1999	35
Salt Lake City	UT	(3,872)	180	14,968	15,148	(3,417)	1999	35
Salt Lake City	UT	—	3,000	7,628	10,628	(1,031)	2001	40
Salt Lake City	UT	—	509	4,459	4,968	(702)	2003	36
Salt Lake City	UT	—	220	10,829	11,049	(2,547)	1999	35
Springville	UT	—	85	1,529	1,614	(338)	1999	35
Stansbury	UT	(2,229)	450	3,240	3,690	(376)	2001	45
Washington Terrace	UT	—	—	4,638	4,638	(1,197)	1999	35
Washington Terrace	UT	—	—	2,703	2,703	(702)	1999	35
West Valley City	UT	—	410	8,264	8,674	(1,063)	2002	35
West Valley City	UT	—	1,070	17,463	18,533	(3,926)	1999	35
Fairfax	VA	(14,336)	8,396	19,873	28,269	(326)	2006	28
Reston	VA	—	—	12,793	12,793	(912)	2004	40
Renton	WA	—	—	18,930	18,930	(4,029)	1999	35
Seattle	WA	—	—	61,299	61,299	(6,196)	2004	39
Seattle	WA	—	—	29,082	29,082	(4,170)	2004	36
Seattle	WA	—	—	9,458	9,458	(1,400)	2004	33
Seattle	WA	—	—	9,801	9,801	(1,588)	2004	10
Seattle	WA	—	—	4,724	4,724	(866)	2004	25
Charleston	WV	—	—	522	522	(5)	2006	34
Charleston	WV	—	—	2,054	2,054	(17)	2006	34
Mexico City	DF	—	500	4,498	4,998	(21)	2006	40
Total medical office buildings		$(574,124)	$139,055	$1,765,688	$1,904,743	$(160,583)

			Gross Amount at Which Carried At Close of Period 12/31/06					Life on Which Depreciation
City	State	Encumbrances at 12/31/06	Land	Building Improvements, CIP and Intangibles	Total	Accumulated Depreciation and Amortization	Date Acquired/ Constructed	in Latest Income Statement is Computed
Other healthcare
Douglas	AZ	$—	$110	$722	$832	$(144)	1999	35
Sacramento	CA	(12,692)	2,860	21,706	24,566	(5,533)	1998	35
San Diego	CA	—	7,872	33,803	41,675	(2,398)	2004	40
San Diego	CA	—	—	3,182	3,182	(141)	2006	35
San Diego	CA	—	—	6,907	6,907	(241)	2006	35
San Diego	CA	—	—	9,024	9,024	(421)	2006	35
San Diego	CA	—	—	12,550	12,550	(434)	2006	35
Bristol	CT	—	560	2,839	3,399	(386)	2002	30
Enfield	CT	—	480	3,107	3,587	(612)	2003	15
Newington	CT	—	310	2,007	2,317	(273)	2002	30
West Springfield	MA	—	680	4,044	4,724	(517)	2002	30
East Providence	RI	—	240	1,562	1,802	(213)	2002	30
Warwick	RI	—	455	2,017	2,472	(275)	2002	30
Clarksville	TN	—	1,195	6,537	7,732	(1,617)	1998	35
Knoxville	TN	—	700	4,559	5,259	(1,628)	1994	35
Plano	TX	—	3,300	—	3,300	—	2006	NA
Salt Lake City	UT	—	500	8,548	9,048	(1,367)	2001	35
Salt Lake City	UT	—	890	15,623	16,513	(2,200)	2001	40
Salt Lake City	UT	—	190	9,875	10,065	(1,195)	2001	45
Salt Lake City	UT	—	630	6,921	7,551	(1,006)	2001	45
Salt Lake City	UT	—	125	6,368	6,493	(771)	2001	40
Salt Lake City	UT	—	—	14,614	14,614	(1,270)	2001	45
Salt Lake City	UT	—	280	4,345	4,625	(434)	2002	45
Salt Lake City	UT	—	—	6,673	6,673	(414)	2004	35
Salt Lake City	UT	$—	$—	$9,833	$9,833	$—	2005	*
Total other healthcare		$(12,692)	$21,377	$197,366	$218,743	$(23,490)
Total continuing operations properties		$(1,181,728)	$655,533	$6,057,940	$6,713,473	$(545,068)
Corporate and other assets		$—	$—	$7,868	$7,868	$(1,312)
Total		$(1,181,728)	$655,533	$6,065,808	$6,721,341	$(546,380)

*                    Property is in development and not yet placed in service.

	Cost	Accumulated Depreciation and Amortization
Schedule III total	$6,721,341	$546,380
Less: real estate related intangibles assets and liabilities, net	(243,662)	(20,032)
Amount included under real estate on consolidated balance sheet	$6,477,679	$526,348

(b)             A summary of activity for real estate and accumulated depreciation for the year ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

	Year ended December 31,
	2006	2005	2004
Real estate:
Balances at beginning of year	$3,120,514	$2,580,751	$2,331,267
Acquisition of real state, development and improvements	5,247,010	576,932	511,448
Disposition of real estate	(489,088)	(68,048)	(183,012)
Impairments	(7,052)	—	(17,067)
Balances associated with changes in reporting presentation	(1,393,705)	30,879	(61,885)
Balances at end of year	$6,477,679	$3,120,514	$2,580,751
Accumulated depreciation:
Balances at beginning of year	$419,376	$346,487	$285,935
Depreciation expense	116,076	78,516	63,510
Disposition of real estate	(115,680)	(14,450)	(34,163)
Balances associated with changes in reporting presentation	106,576	8,823	31,205
Balances at end of year	$526,348	$419,376	$346,487